PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(5)
(TO PROSPECTUS DATED OCTOBER 16, 1997)                REGISTRATION NO. 333-34263


                                 165,000 SHARES
                        U.S. RESTAURANT PROPERTIES, INC.
                                  COMMON STOCK

                             ----------------------

       All of the shares of common stock, par value $.001 per share (the "Common Stock"), of U.S. Restaurant Properties, Inc. (the "Company") offered hereby (the "Offering") are being sold by the Company. The Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "USV." On September 17, 1998, the reported last sale price of the Common Stock on the NYSE was $24.50 per share.

       SEE "RISK FACTORS" COMMENCING ON PAGE S-6 FOR CERTAIN FACTORS AND CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                             ----------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS.
          ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

------------------------------------------------------------------------------------
------------------------------------------------------------------------------------
                                                      UNDERWRITING
                                        PRICE TO     DISCOUNTS AND       PROCEEDS TO
                                         PUBLIC      COMMISSIONS(1)      COMPANY(2)
------------------------------------------------------------------------------------
Per Share . . . . . . . . . . . . .        $24.25         $1.21              $23.04
------------------------------------------------------------------------------------
Total . . . . . . . . . . . . . . .    $4,001,250      $199,650          $3,801,600
------------------------------------------------------------------------------------
------------------------------------------------------------------------------------

(1) The Company and U.S. Restaurant Properties Operating, L.P. have agreed to indemnify Morgan Keegan & Company, Inc. ("Morgan Keegan") against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting estimated expenses payable by the Company of approximately $25,000.

                     -------------------------------------

       The shares of Common Stock are offered by Morgan Keegan, subject to prior sale, when, as and if delivered to and accepted by Morgan Keegan and subject to certain conditions. It is expected that delivery of the Common Stock will be made through the facilities of The Depository Trust Company, New York, New York, on or about September 23, 1998.

                         MORGAN KEEGAN & COMPANY, INC.

                              September 17, 1998

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SUCH TRANSACTIONS MAY INCLUDE THE PURCHASE OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE AND TO COVER SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                         PROSPECTUS SUPPLEMENT SUMMARY


THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION INCLUDED ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT OR IN THE ACCOMPANYING PROSPECTUS OR INCORPORATED HEREIN AND THEREIN BY REFERENCE. ON OCTOBER 15, 1997, U.S. RESTAURANT PROPERTIES, INC., A MARYLAND CORPORATION (THE "COMPANY"), SUCCEEDED TO THE OPERATIONS OF U.S. RESTAURANT PROPERTIES MASTER L.P., A DELAWARE LIMITED PARTNERSHIP ("USRP"), THROUGH THE MERGER OF A PARTNERSHIP SUBSIDIARY OF THE COMPANY WITH AND INTO USRP WITH USRP BEING THE SURVIVING ENTITY (THE "CONVERSION"). THE TERM "COMPANY" INCLUDES, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE COMPANY'S PREDECESSORS (INCLUDING USRP) AND SUBSIDIARIES. THIS PROSPECTUS SUPPLEMENT CONTAINS, AND THE ACCOMPANYING PROSPECTUS CONTAINS OR INCORPORATES BY REFERENCE, FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"). THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE SET FORTH IN THE FORWARD-LOOKING STATEMENTS. CERTAIN FACTORS THAT MIGHT CAUSE SUCH A DIFFERENCE ARE DISCUSSED IN THE SECTION ENTITLED "RISK FACTORS" STARTING ON PAGE S-6 OF THIS PROSPECTUS SUPPLEMENT.

                                  THE COMPANY

       U.S. Restaurant Properties, Inc., a fully integrated, self-administered and self-managed real estate investment trust (a "REIT"), is one of the largest publicly-traded entities in the United States dedicated to acquiring, owning, managing and selectively developing restaurant properties. In addition, the Company acquires strategically located service stations and co-branded facilities that combine fast food and convenience stores with service station operations in a single site. At August 31, 1998, the Company's portfolio consisted of 741 properties (the "Properties") diversified geographically in 48 states and operated by approximately 320 operators. The Properties are leased by the Company primarily to operators of fast food and casual dining chain restaurants affiliated with national brands such as Burger King-Registered Trademark-, Arby's-Registered Trademark-, Dairy Queen-Registered Trademark-, Hardee's-Registered Trademark-, Chili's-Registered Trademark- and Pizza Hut-Registered Trademark-and regional franchises such as Grandy's-Registered Trademark- and Taco Cabana-Registered Trademark- and operators of service stations affiliated with major oil companies such as Shell and Mobil. Substantially all of the leases are triple net leases, which typically require the tenants to be responsible for property operating costs, including property taxes, insurance and maintenance.

       The Company has been engaged in the business of owning, managing and leasing restaurant properties since 1986. Prior to 1994, the Company held a static portfolio consisting of 123 Burger King-Registered Trademark-restaurant properties. In May 1994, existing management assumed control of the Company and began implementing a number of new strategies intended to pursue Company growth. These strategies included, among other things, acquiring new properties, enhancing investment returns through merchant banking activities and developing new co-branded facilities on a selective basis. In addition, the Company provides acquisition financing to owner/operators of restaurant properties. At June 30, 1998 the Company held $6.3 million of real estate-backed notes and mortgage receivables.

       The business and operations of the Company are primarily conducted through U.S. Restaurant Properties Operating, L.P., a Delaware limited partnership (the "Operating Partnership"). The Company controls the Operating Partnership through its 91% limited partnership interest in the Operating Partnership, and its 100% stock ownership of USRP Managing, Inc. ("USRP Managing"), the sole general partner of the Operating Partnership.
The other limited partners of the Operating Partnership are (i) QSV Properties, Inc. ("QSV Properties"), a corporation of which Robert J. Stetson, Chief Executive Officer and President of the Company, Fred H. Margolin, Chairman of the Board, Treasurer and Secretary of the Company and two other directors of the Company are stockholders and directors and (ii) certain persons who sold properties to the Company. QSV Properties has an 8% limited partner interest in the Operating Partnership. Each unit of beneficial interest ("OP Units") issued by the Operating Partnership held by QSV Properties may be exchanged by the holder thereof for one share of Common Stock. With each exchange of outstanding OP Units for Common Stock, the Company's percentage ownership interest in the Operating Partnership, directly or indirectly, will increase. In addition, whenever the Company issues shares of capital stock, the Company will contribute the net proceeds therefrom to the Operating Partnership and the Operating Partnership will issue to the Company an equivalent number of units of limited partner interest with rights corresponding to those of the shares of capital stock issued by the Company.

       As the sole general partner, USRP Managing has the exclusive power under the agreement of limited partnership of the Operating Partnership (the "Partnership Agreement") to manage and conduct the business of the Operating Partnership, subject to the consent of the holders of the OP Units in connection with the sale of all or substantially all of the assets of the Operating Partnership or the dissolution of the Operating Partnership. The board of directors of USRP Managing is made up of the same directors as the Board of Directors of the Company and such directors manage the affairs of the Company by directing the affairs of the Operating Partnership. The Operating Partnership cannot be terminated except in connection with a sale of all or substantially all of the assets of the Company prior to December 31, 2035 without a vote of a majority of the limited partners of the Operating Partnership. The limited and general partner interests in the Operating Partnership entitle the Company to share in cash distributions from, and in the profits and losses of, the Operating Partnership in proportion to the percentage interest therein held by USRP Managing and the Company and entitle the Company to vote on all matters requiring a vote of the limited partners.

       The Company is a Maryland corporation which has elected to be taxed as a REIT for federal income tax purposes, commencing with its short taxable year ended December 31, 1997. The Common Stock is traded on the NYSE under the symbol "USV." The principal executive offices of the Company are located at 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230. The telephone number is (972) 387-1487.

                              RECENT DEVELOPMENTS

       Since January 1, 1998, the following developments relating to the Company's business have occurred:

       -      ACQUISITIONS AND DISPOSITIONS.  Between January 1, 1998 and
              August 31, 1998, the Company has acquired 162 properties for an aggregate purchase price of approximately $129.2 million, and has sold eight properties for an aggregate sales price of approximately $6.4 million. In the ordinary course of its business, the Company is engaged in discussions and negotiations with property owners regarding the purchase of restaurant and service properties. The Company or the Operating Partnership frequently enters into letters of intent, which may be binding or nonbinding, and contracts with respect to the purchase of real property, which are subject to certain conditions and which permit the Company or the Operating Partnership, as the case may be, to terminate the contract in its sole and absolute discretion if it is not satisfied with the results of its due diligence investigation of the properties under contract. The Company believes that such contracts essentially result in the creation of an option on the property subject to the contract and give the Company great flexibility in seeking to acquire properties. As of August 15, 1998, the Company and the Operating Partnership had under letter of intent or contract an aggregate of 66 restaurant and/or service station properties with a maximum aggregate purchase price of approximately $69 million, which, in some cases, may be paid in the form of the assumption of existing debt and/or the issuance of OP Units. All such contracts are subject to termination by the Company or the Operating Partnership as described above. Due diligence with respect to these properties is generally not completed and there is no assurance that any of such transactions will occur or that they will occur on the terms currently contemplated. On August 25, 1998, the Company entered into an agreement with Equilon Enterprises LLC to purchase 27 Texaco branded service stations and a supply terminal on the island of Oahu, Hawaii. The sale by Equilon was required by consent agreements with the Federal Trade Commission and the State of Hawaii in connection with the formation of Equilon, a joint venture between Shell and Texaco. The FTC and the state will have final approval of the transaction, which is expected to be completed by mid-October. There can be no assurance that the Equilon transaction will occur or that it will occur on the terms currently contemplated.

       - FINANCING ACTIVITIES. On May 13, 1998, the Company completed the private placement of $111 million of unsecured notes due 2005 with an interest rate of 7.15%. On September 2, 1998, the Company completed a direct placement of 363,000 shares of Common Stock resulting in net proceeds to the Company of approximately $9.1 million. Concurrently with the Offering, the Company is engaging in another public offering of 125,000 shares of Common Stock (the "Concurrent Offering"), which offering is expected to result in net proceeds to the Company of $2.88 million.

                                  RISK FACTORS

       An investment in Common Stock involves various risks, and prospective investors should carefully consider the matters discussed under the caption "Risk Factors" prior to any investment in the Company.

                                 THE OFFERING

Common Stock Offered by the Company . . . . .    165,000 shares

Common Stock Outstanding
   After the Offering (1) . . . . . . . . . .    13,524,596 shares

NYSE Symbol . . . . . . . . . . . . . . . . .    USV

Use of Proceeds . . . . . . . . . . . . . . .    To repay indebtedness
                                                 outstanding under the Company's
                                                 unsecured credit facility and
                                                 for general working capital
                                                 purposes.

--------------------

(1) Does not include (a) 1,151,630 shares of Common Stock reserved for issuance upon the exchange of outstanding OP Units, (b) 732,000 shares of Common Stock reserved for issuance upon the exercise of outstanding stock options as of August 31, 1998, or (c) the 125,000 shares of Common Stock to be issued pursuant to the Concurrent Offering. None of such options was exercisable as of such date.

                                     RISK FACTORS

       AN INVESTMENT IN THE COMMON STOCK INVOLVES VARIOUS RISKS. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING INFORMATION IN CONJUNCTION WITH THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE COMMON STOCK.

FAILURE TO MANAGE RAPID GROWTH AND INTEGRATE OPERATIONS; ACQUISITION OF ADDITIONAL PROPERTIES

       The Company is currently experiencing a period of rapid growth. From May 1994 through August 31, 1998, the Company acquired a total of 639 properties located in various states and sold 17 properties during such time. As a result of the rapid growth of the Company's portfolio, there can be no assurance that the Company's management, administrative, accounting and operational systems will be sufficient to respond to any future acquisitions of additional properties without certain operating disruptions or unanticipated costs. The failure to successfully integrate any future acquisitions into the Company's portfolio could have a material adverse effect on the results of operations and financial condition of the Company and its ability to pay expected distributions to stockholders. As it acquires additional properties, the Company will be subject to risks associated with managing new properties, including tenant retention and mortgage defaults. In addition, there can be no assurance that the Company will be able to maintain its current rate of growth or negotiate and acquire any acceptable properties in the future. A larger portfolio of properties may entail additional operating expenses that would be payable by the Company. Such acquisitions may also require loans to prospective tenants. Making loans to existing or prospective tenants involves credit risks and could subject the Company to regulation under various federal and state laws. In the event the Company were to operate any of the restaurants, even on an interim basis, in order to protect its investment, the Company would be subject to operating risks (such as uncertainties associated with labor and food costs) which may be significant and would cause the Company to recognize "bad income" which may adversely impact the Company's qualification as a REIT. See "Federal Income Tax Considerations" in the accompanying Prospectus.

DEVELOPMENT AND ACQUISITION RISKS; INCREASED PROJECT COSTS; FAILURE TO OBTAIN FINANCING; INABILITY TO MEET OPERATING EXPENSES

       GENERAL DEVELOPMENT AND ACQUISITION RISKS. The Company intends to continue selective build-to-suit and retrofit restaurant property development and acquisition of restaurant properties where it expects to achieve investment returns that are anticipated to equal or exceed returns on acquisitions. New project development is subject to a number of risks, including risks of construction delays and cost overruns that may increase project costs, availability of acceptable financing, volatility in interest rates, delays in leasing and the commencement of rental payments and new project commencement risks such as the receipt of zoning, occupancy and other required governmental authorizations and permits and the incurrence of development costs in connection with projects that are not pursued to completion. In addition, such activities, regardless of whether they are ultimately successful, typically require a substantial portion of management's time and attention. Moreover, development involves the risk that developed properties will not produce desired revenue levels once leased and the risk of competition for suitable development sites from competitors which may have greater financial resources than the Company. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. There can be no assurance that development and acquisition activities, if consummated, will perform in accordance with the Company's expectations and distributions to stockholders might be adversely affected.

       RISKS RELATING TO FINANCING; DISTRIBUTIONS. The Company anticipates that its development and acquisition activities will be largely financed through externally generated funds from borrowings under credit facilities and other secured and unsecured debt financing and from equity financing. In addition, new development activities may be financed under lines of credit or other forms of secured or unsecured construction financing that would result in a risk that permanent financing for newly developed projects might not be available or would be available only on disadvantageous terms. Because the Company must distribute 95% of its taxable income to maintain its qualification as a REIT, the Company's ability to rely upon cash flow from operations to finance new development or acquisitions will be limited. Accordingly, were the Company unable to obtain funds from borrowings or the capital markets to refinance new development or acquisitions undertaken without permanent financing, the Company's ability to grow through additional development and acquisition activities could be curtailed, cash available for distribution could be adversely affected and the Company could be required to reduce distributions.

LACK OF INDUSTRY DIVERSIFICATION

       The Company's principal strategy is to continue to acquire interests in chain restaurant properties, specifically fast food and casual dining restaurant properties, either individually or as part of a co-branded facility, and service station properties. Consequently, the Company is subject to the risks associated with an investment in real estate in the chain restaurant and service station industries, and is subject to the risks generally associated with investment in limited industries. As a result, a downturn in the fast food or casual dining or service station segments could have a material adverse effect on the Company's total rental revenues and amounts available for distribution to its stockholders.

DEPENDENCE ON SUCCESS OF BRANDS

       Substantially all of the Properties are occupied by operators of chain restaurants with national and regional brand affiliations. Additionally, 208 of the Properties are occupied by operators of Burger King-Registered Trademark-restaurant properties. In the future, the Company also may acquire additional restaurant properties which will be affiliated with the same national and regional brands. As a result, the Company is subject to the risks inherent in investments concentrated in specific national and regional brands, such as a reduction in business following adverse publicity related to such brands or if the particular restaurant chain (and its franchisees) were to suffer a system-wide decrease in sales. In such circumstances, the ability of franchisees to pay rents (including percentage rents) to the Company may be adversely affected.

FAILURE TO RENEW LEASES AND FRANCHISE AGREEMENTS

       The Properties are leased to restaurant franchise and service station operators pursuant to leases with varying remaining terms. No assurance can be given that such leases will be renewed at the end of the lease terms or that the Company will be able to renegotiate terms which are acceptable to the Company. In certain instances, the Company has attempted to extend the terms of certain of its existing leases pursuant to a recently implemented program intended to encourage early renewal of leases, but in connection therewith has had to commit to paying for certain improvements on such Properties. The Company has current commitments of $2 million related to such improvements, of which approximately $1 million has been paid.

REAL ESTATE FINANCING RISKS

       EXISTING DEBT AND REFINANCING RISKS. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk of violating loan covenants, the risk of rising interests rates on the Company's variable rate debt and the risk that the Company will not be able to repay or refinance indebtedness on its properties (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of its existing indebtedness. Currently, the Company's borrowings have maturities ranging from two to seven years, and as a result, the Company will be required to refinance such borrowings prior to the maturities of the lease terms of its Properties. There can be no assurance that the Company will be able to refinance any indebtedness it may incur or otherwise obtain funds by selling assets or raising equity to make required payments on indebtedness.

       SUBSTANTIAL DEBT OBLIGATIONS. As of June 30, 1998, the Company had $218 million of unsecured indebtedness, $67 million of which is variable rate debt. In addition, future indebtedness may bear interest at floating rates. Accordingly, if prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancing or if interest rates increase at the time the Company has variable-rate det outstanding, the Company's interest expense would increase, which could adversely affect the Company's ability to make distributions to its stockholders.

       Properties which the Company may acquire in the future could be mortgaged to secure payment of indebtedness. If the Company is unable to generate funds to cover required payments of principal and interest on borrowings secured by these properties, the mortgage securing such properties could be foreclosed upon by, or such properties could be transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

       NO LIMITATION ON INCURRENCE OF DEBT. As of June 30, 1998, the Company's ratio of debt to total market capitalization was approximately 32%. Upon completion of the Offering and the Concurrent Offering and the application of the net proceeds therefrom, the Company's debt to total market capitalization will be approximately 38%. The Company's Amended and Restated Articles of Incorporation (the "Charter") do not contain any limitation on the amount or percentage of indebtedness the Company may incur. The Company has adopted a policy of limiting its indebtedness to maintain a ratio of total debt to total market capitalization of 50% or less. However, the Board of Directors could alter or eliminate its current policy on borrowing and would do so, for example, if it were necessary in order for the Company to continue to qualify as a REIT. If the policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's financial condition and cash available for distribution to stockholders and could increase the risk of default on the Company's indebtedness.

IMPACT OF COMPETITION ON OPERATIONS

       ACQUISITIONS. Numerous entities and individuals compete with the Company to acquire restaurant and service station properties, including entities which have substantially greater financial resources than the Company. These entities and individuals may be able to accept more risk than the Company is willing to undertake. Competition generally may reduce the number of suitable investment opportunities available to the Company and may increase the bargaining power of property owners seeking to sell. There can be no assurance that the Company will find suitable properties for inclusion in its portfolio of triple net leased Properties or sale/leaseback transactions in the future.

       OPERATIONS. The restaurants and service stations operated on the Properties are subject to significant competition in the market areas in which they compete, including competition from other national and regional fast food restaurant chains and national and regional restaurant chains that do not specialize in fast food but appeal to many of the same customers and other competitors such as convenience stores and supermarkets that sell prepared and ready-to-eat foods, as well as local and regional oil companies. The success of the Company depends, in part, on the ability of the restaurants and service stations operated on the Properties to compete successfully with such businesses. The Company does not intend to engage directly in the operation of restaurants or service stations. However, the Company would operate restaurants or service stations located on its Properties if required to do so in order to protect the Company's investment. In particular, upon a breach of a lease agreement, the Company, with the consent of the franchisor, could operate the applicable property. If the Company were to take over the operations of a property, it would continue to seek third-party lessees. As a result, the Company generally will be dependent upon the experience and ability of the lessees operating the restaurants or service stations located on the Properties.

REAL ESTATE INVESTMENT RISKS

       GENERAL RISKS. The Company's investments in real estate are subject to varying degrees of risk inherent in the ownership of real property. The underlying value of the Company's real estate and the income therefrom and, consequently, the ability of the Company to make distributions to stockholders, are dependent upon the operators of the Properties generating income in excess of operating expenses in order to make rent payments.
Income from the Properties may be adversely affected by changes in national economic conditions, changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics, changes in interest rates and the availability, cost and terms of borrowings, the impact of compliance with present or future environmental laws, the ongoing need for capital improvements, particularly for older restaurants, increases in operating expenses, adverse changes in governmental rules and fiscal policies, civil unrest, acts of God (which may result in uninsured losses), acts of war, adverse changes in zoning laws and other factors beyond the Company's control.

       ILLIQUIDITY OF REAL ESTATE MAY LIMIT ITS VALUE. Real estate investments are relatively illiquid. The ability of the Company to vary its portfolio in response to changes in economic and other conditions is, therefore, limited. No assurance can be given that the market value of any of the Company's properties will not decrease in the future. If the Company must sell an investment, there can be no assurance that the Company will be able to dispose of it in a desirable time period or that the sales price will recoup or exceed the amount paid for such investment.

       POSSIBLE ENVIRONMENTAL LIABILITIES. The Company's operating costs may be affected by the obligation to pay for the cost of complying with existing environmental laws, ordinances and regulations, as well as the cost of compliance with future legislation. Under current federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of such hazardous or toxic substances. In addition, the presence of contamination from hazardous or toxic substances, or the failure to remediate such contaminated property properly, may adversely affect the ability of the owner of the property to borrow using such property as collateral for a loan or to sell such property. Environmental laws also may impose restrictions on the manner in which a property may be used or transferred or in which businesses may be operated, and may impose remedial or compliance costs. The costs of defending against claims of liability or remediating contaminated property and the cost of complying with environmental laws could materially adversely affect the Company's results of operations and financial condition.

       In connection with the Company's acquisition of a property, a Phase I environmental assessment is conducted by a qualified independent environmental engineer. Phase I environmental assessments have been performed on all of the Company's acquisitions since May 1994 and it is expected that all future acquisitions will be subject to a Phase I environmental assessment. No Phase I environmental assessments were conducted with respect to the original 123 Burger King-Registered Trademark-Properties at the time existing management assumed control of the Company. A Phase I environmental assessment involves researching historical usages of a property, databases containing registered underground storage tanks and other matters, including an on-site inspection, to determine whether an environmental issue exists with respect to the property which needs to be addressed. If the results of a Phase I environmental assessment reveal potential issues, a Phase II environmental assessment, which may include soil testing, ground water monitoring or borings to locate underground storage tanks, is ordered for further evaluation.

       Certain of the Phase I environmental assessments obtained on the Properties revealed potential environmental concerns and the Company has had Phase II reports prepared with respect to such Properties. Specifically, the soils and groundwater beneath certain of the Properties may have been impacted by the presence of leaking underground storage tanks on, and the migration of contaminants from, the subject Property and third-party offsite locations adjacent to such Properties. While certain of the Phase I and Phase II environmental assessments have recommended certain remedial action or further analysis be undertaken, the Company has determined that such action or analysis is unwarranted at this time based on the nature of the suggested action or analysis. Based on the information provided by the Phase I and Phase II environmental assessments, as well as the Company's knowledge of such Burger King-Registered Trademark- Properties, the Company is not aware of any environmental liability or compliance concern at the Properties that the Company believes would have a material adverse effect on the Company's business, assets, results of operations or liquidity.

       It is possible that Phase I environmental assessments will not reveal all environmental liabilities or compliance concerns or that there will be material environmental liabilities or compliance concerns of which the Company will not be aware. The Company has not been notified by any governmental authority, and has no other knowledge of, any material noncompliance, liability or claim relating to hazardous or toxic substances or other environmental substances in connection with any of its Properties. Moreover, no assurances can be given that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the

Company's existing and future properties will not be affected by the condition of neighboring properties (such as the presence of leaking underground storage tanks) or by third parties (whether neighbors such as dry cleaners or others) unrelated to the Company.

       UNINSURED AND UNDERINSURED LOSSES COULD RESULT IN LOSS OF VALUE OF FACILITIES. The Company requires its lessees to maintain comprehensive insurance on each of the Properties, including liability, fire and extended coverage, and the Company is an additional named insured under such policies. Management believes such specific coverage is of the type and amount customarily obtained for or by an owner on real property assets. The Company intends to require lessees of subsequently acquired properties to obtain similar insurance coverage. However, there are certain types of losses, generally of a catastrophic nature, such as earthquakes and floods, that may be uninsurable or not economically insurable, as to which the Properties are at risk depending on whether such events occur with any frequency in such areas. In addition, because of coverage limits and deductibles, insurance coverage in the event of a substantial loss may not be sufficient to pay the full current market value or current replacement cost of the Company's investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors also might make it impractical to use insurance proceeds to replace a facility after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by the Company might not be adequate to restore its economic position with respect to such property.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

       The Company intends to operate so as to qualify as a REIT for federal income tax purposes. Although the Company believes it has been and will continue to be organized and operated in such a manner, no assurance can be given that the Company will qualify or remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex provisions under the Internal Revenue Code of 1986, as amended (the "Code"), for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must pay dividends to stockholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). Further, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any pending tax legislation that would adversely affect the Company's ability to operate as a REIT.

       If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for dividends to stockholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to the Company's stockholders would be reduced for each of the years involved. In addition, dividends would no longer be required to be paid. To the extent that dividends to stockholders would have been paid in anticipation of the Company's qualification as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Board to revoke the REIT election. See "Federal Income Tax Considerations" in the accompanying Prospectus.

LIMITS ON CHANGES IN CONTROL

       OWNERSHIP LIMIT. In order to maintain its qualification as a REIT under the Code, not more than 50.0% in the value of the outstanding shares of capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain exempt organizations). Therefore, ownership of more than 9.8% of the value of the outstanding shares of Equity Stock (as defined in the Charter to mean Common Stock and Preferred Stock) of the Company by any single stockholder, with certain exceptions, has been restricted (the "Ownership Limit") by the Charter. The Board of Directors, upon receipt of a ruling from the Internal Revenue Service, an opinion of counsel or other evidence satisfactory to the Board of Directors and upon such other conditions as the Board of Directors may direct, may exempt a proposed transferee from this restriction. The Ownership Limit may discourage a change of control of the Company and may also (i) deter tender offers for Common Stock, which offers may be advantageous to stockholders, and (ii) limit the opportunity for stockholders to receive a premium for their Common Stock that might otherwise exist if an investor were attempting to assemble a block of Common Stock in excess of 9.8% of the value of the Company's outstanding shares of Equity Stock.

       ADDITIONAL CLASSES OF STOCK. The Charter authorizes the Board of Directors to reclassify any authorized but unissued shares of capital stock into one or more new classes or series of capital stock, including classes or series of preferred stock, and to determine the preferences, rights and other terms of such classes or series. The additional classes or series of securities, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could issue a class or series of securities that could, depending on the terms of such class or series of securities, impede a merger, tender offer, or other transaction that some, or a majority, of the Company's stockholders might believe to be in their best interest or in which the stockholders might receive a premium for their shares over the then current market price of such shares.

POSSIBLE ADVERSE EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

       No prediction can be made as to the effect, if any, of future sales of shares of Common Stock, or the availability of shares of Common Stock for future sale, on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of capital stock (including Common Stock issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock. QSV Properties, the former managing general partner of USRP which is controlled by Messrs. Stetson and Margolin, owns 1,148,418 OP Units in the Operating Partnership which are exchangeable on a one-for-one basis for shares of Common Stock, and has the right to receive an additional 825,000 OP Units based on the Company's performance in the fiscal year ending December 31, 2000.

EFFECT OF CERTAIN ANTITAKEOVER PROVISIONS AND OWNERSHIP LIMITS ON CHANGE IN CONTROL

       CHARTER PROVISIONS. Certain provisions of the Charter may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company under circumstances that could give the holders of shares of Common Stock the opportunity to realize a premium over the then-prevailing market prices. Furthermore, the ability of the stockholders to effect a change in management control of the Company could be substantially impeded by such antitakeover provisions. Moreover, in order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). For the purpose of preserving the Company's REIT qualification, the Charter prohibits ownership either directly or under the applicable attribution rules of the Code of more than 9.8% of the shares of Common Stock by any stockholder, subject to certain exceptions. Such ownership limit may have the effect of preventing an acquisition of control of the Company without the approval of the Board of Directors. See "Federal Income Tax Considerations" in the accompanying Prospectus.

       PREFERRED STOCK. The Charter authorizes the Board of Directors to issue up to 50 million shares of Preferred Stock and to establish the preferences and rights, including the right to elect additional directors under terms specified in the preferred stock preferences, of any such shares issued. The issuance of Preferred Stock could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders' best interests. The rights, if any, of the holders of any series of Preferred Stock to elect additional directors under specified circumstances could have the effect of delaying or preventing a change in control of the Company even if a change in control were in the stockholders' best interests.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

       Shares acquired or transferred in breach of the Ownership Limit shall be deemed "Excess Stock" and shall be (i) held in trust for the exclusive benefit of the person(s) to whom such Excess Stock may later be transferred;
(ii) subject to transfer at the direction of the trustee of the trust; and
(iii) subject to redemption at a price equal to the lesser of (a) the price paid by the holder of such Excess Stock or (b) the price per share received by the trustee from the sale of such Excess Stock. An individual who acquires Excess Stock bears the risk that, among other things, (i) he may lose control over the power to dispose of such Excess Stock; (ii) he may not be able to recognize the profit from the sale of such Excess Stock upon an increase in the market price thereof; and (iii) he may be required to recognize a loss from the sale of such Excess Stock upon a decrease in the market price thereof.

NO RESTRICTIONS ON CHANGES IN INVESTMENT, FINANCING AND OTHER POLICIES

       The Company's policies with respect to all activities, including its investment, growth, debt, capitalization, distribution and operating policies, will be determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors without a vote of the stockholders of the Company. A change in these policies could adversely affect the Company's financial condition or results of operations or the market price of the Common Stock.

DEPENDENCE ON KEY PERSONNEL

       The Company's continued success is dependent upon the efforts and abilities of its key executive officers. In particular, the loss of the services of either Robert J. Stetson, Chief Executive Officer and President, or Fred H. Margolin, Chairman of the Board, Treasurer and Secretary, could have a material adverse effect on the Company's operations and its ability to effectuate its growth strategy. There can be no assurance that the Company would be able to recruit or hire any additional personnel with equivalent experience and contacts. The Company has entered into employment contracts with each of Messrs. Stetson and Margolin.

EFFECTS OF OWNERSHIP LIMITATION

       In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). For the purpose of preserving the Company's REIT qualification, the Company's Articles of Incorporation prohibit ownership either directly or under the applicable attribution rules of the Code of more than 9.8% of the shares of capital stock by any stockholder (other than QSV Properties), subject to certain exceptions, including waiver of the limitation on a case-by-case basis by the Board of Directors. Such ownership limit may have the effect of preventing an acquisition of control of the Company without the approval of the Board of Directors.

REGULATION

       The Company, through its ownership of interests in and management of real estate, is subject to various environmental, health, land-use and other regulation by federal, state and local governments that affects the development and regulation of restaurant properties. The Company's leases impose the primary obligation for regulatory compliance on the operators of the restaurant properties.

       AMERICANS WITH DISABILITIES ACT. Under the American with Disabilities Act (the "ADA"), all public accommodations, including restaurants, are required to meet certain federal requirements relating to physical access and use by disabled persons. A determination that the Company or a property of the Company is not in compliance with the ADA could result in the imposition of fines, injunctive relief, damages or attorney's fees. The Company's leases contemplate that compliance with the ADA is the responsibility of the operator. The Company is not currently a party to any litigation or administrative proceeding with respect to a claim of violation of the ADA and does not anticipate any such action or proceeding that would have a material adverse effect upon the Company.

       LAND-USE AND SAFETY REGULATIONS. The Company and its operators are required to operate the properties in compliance with various laws, land-use regulations, fire and safety regulations, and building codes as may be applicable or later adopted by the governmental body or agency having jurisdiction over the property or the matter being regulated. The Company does not believe that the cost of compliance with such regulations and laws will have a material adverse effect upon the Company.

       HEALTH REGULATIONS. The restaurant industry is regulated by a variety of state and local departments and agencies concerned with the health and safety of restaurant customers. These regulations vary by restaurant location and type (I.E., fast food or casual dining). The Company's leases provide for compliance by the restaurant operator with all health regulations and inspections and require the restaurant operator to obtain insurance to cover liability for violation of such regulations or the interruption of business due to closure caused by failure to comply. The Company is not currently a party to any litigation or administrative proceeding concerning compliance with health regulations and does not anticipate any such action or proceeding that would have a material adverse effect upon the Company.

FORWARD-LOOKING STATEMENTS

       The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. This Prospectus Supplement, the accompanying Prospectus and other materials filed or to be filed by the Company with the Securities and Exchange Commission under the Exchange Act and incorporated by reference in the accompanying Prospectus contain or will contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such statements include information relating to acquisitions and other business development activities, future capital expenditures, financing sources and availability and the effects of regulations (including environmental regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements contained in this Prospectus Supplement or the accompanying Prospectus or incorporated by reference in such Prospectus. These risks and uncertainties include, but are not limited to, uncertainties affecting real estate businesses generally (such as entry into new leases, renewals of leases and dependence on tenants' business operations), risks relating to acquisition and development activities, mergers and acquisitions, possible environmental liabilities, risks relating to leverage, debt service and obligations with respect to the payment of dividends (including the availability of financing on terms acceptable to the Company and sensitivity of the Company's operations to fluctuations in interest rates), the potential for the need to use borrowings to make distributions necessary for the Company to qualify as a REIT or to fund the payment of dividends, dependence on the markets in which the Company's properties are located, the existence of complex regulations relating to the Company's status as a REIT and the adverse consequences of the failure of the Company to qualify as a REIT and the potential adverse impact of market interest rates on the market price for the Company's securities.

                                USE OF PROCEEDS

       The net proceeds to the Company from the sale of Common Stock in the Offering, after deducting estimated fees and expenses payable by the Company, including the underwriting discount, are expected to be approximately $3,776,600. The Company will use the net proceeds from the Offering to reduce borrowings under the Company's unsecured credit facility provided by a syndicate of banks led by UnionBank of Switzerland (the "Unsecured Credit Facility"), which were used to fund the acquisition and development of additional restaurant and service station properties. The Unsecured Credit Facility currently bears interest at LIBOR plus 1.05% per annum and matures in January 2001. The outstanding indebtedness under the Unsecured Credit Facility at August 31, 1998 was $117 million.

                                  THE COMPANY

GENERAL

       The Company, a fully integrated, self-administered and self-managed REIT, is one of the largest, publicly-traded entities in the United States dedicated to acquiring, owning, managing and selectively developing restaurant properties. At August 31, 1998, the Company's portfolio consisted of 741 Properties diversified geographically in 48 states operated by approximately 320 operators. The Properties are leased by the Company primarily to operators of fast food and casual dining chain restaurants affiliated with national brands such as Burger King-Registered Trademark-, Arby's-Registered Trademark-, Dairy Queen-Registered Trademark-, Hardee's-Registered Trademark-, Chili's-Registered Trademark- and Pizza Hut-Registered Trademark- and regional franchises such as Grandy's-Registered Trademark- and Taco Cabana-Registered Trademark- and operators of service stations affiliated with major oil companies such as Mobil and Texaco.

       The Company is a Maryland corporation which has elected to be taxed as a REIT for federal income tax purposes, commencing with its short taxable year ended December 31, 1997. The Common Stock is traded on the NYSE under the symbol "USV." The principal executive offices of the Company are located at 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230. The telephone number is (972) 387-1487.

HISTORY OF THE COMPANY

       The Company's predecessor, USRP, formerly Burger King Investors Master L.P., was formed in 1985 by Burger King Corporation and QSV Properties, both of which were at that time wholly-owned subsidiaries of The Pillsbury Company. QSV Properties acted as the sole managing general partner of USRP. Burger King Corporation was a special general partner of USRP until its withdrawal on November 30, 1994. USRP effected an initial public offering in 1986 and the proceeds therefrom were used to buy the Company's initial portfolio of properties from Burger King Corporation. From 1986 through March 1995, the partnership agreement governing USRP limited the activities of the Company to managing the original portfolio of properties.

       In May 1994, existing management assumed control of the Company and began implementing a number of new growth strategies. These strategies included, among other things, acquiring new properties, enhancing investment returns through merchant banking activities and developing new co-branded service centers on a selective basis. From May 1994, when existing management assumed control of the Company, through August 31, 1998, the Company increased the number of properties owned or managed by 618 properties, representing a 502% increase in the number of Properties. In addition, the Company provides acquisition financing to owner/operators of restaurant properties, and at June 30, 1998, the Company held $6.3 million of real estate-backed notes and mortgage receivables.

GROWTH STRATEGIES

       The Company seeks to maximize growth in funds from operations ("FFO") and cash available for distribution to stockholders through effective management, operation, acquisition and selective development of restaurant properties, service stations and co-branded facilities. The Company believes it can achieve its goal of increasing FFO and cash available for distribution per share by (i) acquiring high quality properties at attractive returns,
(ii) realizing contractual
rental rate escalations or percentage rent on existing leases, (iii) re-leasing space at increased rental rates, when market conditions warrant, as leases expire, (iv) selectively developing properties where the Company can secure leases prior to construction and where such development is expected to result in returns on investment that the Company believes will exceed returns on comparable acquisitions, and (v) actively managing the Company's portfolio, including periodically re-evaluating all assets for strategic disposition or repositioning. In pursuing its growth strategy, the Company intends to maintain a conservative capital structure providing it flexibility to access capital markets when financial and market conditions warrant, thereby enabling it to take advantage of growth opportunities as they arise.

       ACQUISITION STRATEGY. The Company seeks to identify and acquire high quality restaurant and service station properties. The Company believes that it has been able to maximize returns on acquisitions as a result of its expertise in evaluating and capitalizing on the real estate needs of chain restaurant tenants, its ability to identify and acquire financially attractive properties operated by major national and regional brands and its expertise in identifying and evaluating restaurant and service station operators. The Company also seeks to utilize the extensive personal and business relationships that management has developed over time within the real estate and chain restaurant industries to identify prospective acquisition opportunities and to consummate favorable acquisitions prior to the active marketing of the subject properties.

       The Company believes that the ownership of chain restaurant properties is highly fragmented and that such fragmentation often creates pricing inefficiencies in the sale of such properties. Chain restaurants are generally owned by numerous local operators, many of whom own or operate a single facility. Additionally, the Company believes that numerous chain restaurants are occupied by owners who desire to focus their investments on and attention to the operation of their respective restaurants, and not on ownership of real estate.

       Critical evaluation of prospective property acquisitions is an essential component of the Company's acquisition strategy. When evaluating acquisition opportunities, the Company assesses a full range of matters relating to the properties, including the quality of the tenant, the condition and capacity of building infrastructure, the remaining lease term and the strength of the brand affiliation. Additionally, the Company believes its access to capital will provide it with a competitive advantage over other potential property acquirors whose offers may be contingent upon obtaining the requisite financing. To achieve a predictable return while maintaining a low risk profile, the Company has developed the following acquisition criteria:

       - INVEST IN MAJOR BRANDS. The Company intends to continue to acquire properties operated by competent, financially-stable multi-unit operators, which properties are affiliated with major national restaurant brands such as Burger King-Registered Trademark-, Arby's-Registered Trademark-, Dairy Queen-Registered Trademark-, Hardee's-Registered Trademark-, Chili's-Registered Trademark-, Pizza Hut-Registered Trademark- and Schlotzsky's-Registered Trademark- and regional brands such as Grandy's-Registered Trademark- and Taco Cabana-Registered Trademark- and major oil companies such as Shell and Mobil. The Company believes that successful restaurants and service stations operated under these types of brands will continue to offer stable, consistent income to the Company with reduced risk of default or non-renewal of the lease and franchise agreement. The Company's strategy will continue to focus primarily on the acquisition of existing chain restaurant properties that have a history of profitable operations with a remaining term on the current lease of at least five years. The Company believes that acquiring existing restaurant properties provides a higher risk-adjusted rate of return to the Company than acquiring newly-constructed restaurants.

       - ACQUIRE PROPERTIES SUBJECT TO LONG-TERM LEASES. The Company has historically acquired, and intends to continue to acquire, properties subject to existing long-term leases. The Company believes that by having long-term leases in place it avoids the risks associated with trying to lease the property, including uncertainty as to lease rate and tenant continuity.

       - CONSOLIDATE SMALLER PORTFOLIOS. While the Company generally focuses its acquisition efforts on the acquisition of single properties and smaller portfolios in the $1 million to $10 million range, the Company also pursues transactions involving portfolios of restaurant properties (generally having a portfolio acquisition price in excess of $10 million). These smaller portfolio transactions have historically resulted in a more attractive valuation for the Company because the size of such transactions generally does not attract competition from other large institutional property owners. Buyers for these smaller portfolios typically are not well capitalized and may be unable to compete for such transactions. Larger transactions involving multiple properties generally attract several institutional bidders, often resulting in a higher purchase price and lower investment returns to the purchaser. Since January 1, 1996, the Company has closed 147 transactions involving the acquisition of single properties with an average acquisition price of less than $1 million and with an average acquisition capitalization rate of between 11% and 14%.
              No assurance can be given, however, that future acquisitions will achieve such capitalization rates. In certain circumstances, however, the Company has identified, evaluated and acquired portfolios valued at up to $50 million that present attractive risk/return ratios.

       - SELECTIVELY DEVELOP AS WELL AS ACQUIRE PROPERTIES. The Company has begun to develop co-branded service centers, which combine a fast food restaurant with a branded convenience store and filling station on one prime retail site. The Company's general approach is to place under contract or option a prime commercial parcel, obtain lease commitments from restaurant and gas station/convenience store operators, and then supervise the construction of the facility. On September 28, 1997, the Company opened its first co-branded service center in Fort Worth, Texas. In addition, the Company currently has two co-branded service center developments that are open and 11 others under construction which are expected to be completed over the next 12 months. The Company believes that its development program may provide investment yields in the range of 11% to 15%. The Company expects to invest approximately $20 million to $24 million, which is approximately 10% to 12% of its total annual investment activity, in co-branded service center development over the next 12 months. As an adjunct to this business, the Company is exploring the acquisition of existing filling stations with convenience stores. These properties do not currently have a fast food restaurant but in some cases have the potential to add a fast food restaurant.

       INTERNAL GROWTH. The Company's goal of maximizing sustainable growth in FFO is expected to be enhanced by its strategy to achieve internal growth from several sources. A substantial number of the Company's leases contain annual rent escalations that are fixed (ranging from 2% to 3%). The Company will seek to include similar escalation provisions in its future leases.

       OPERATING STRATEGY. Management has endeavored to achieve a consistent return by employing the strategies described above while at the same time minimizing loss risk. The significant risk in the chain restaurant property business falls into two categories: (i) default losses and/or (ii) non-renewal of leases with accompanying declines in rent. The Company has implemented the following operating strategies which are designed to enhance the predictability and sustainability of the Company's cash flow:

       - RENT PAYMENT PROTECTION. The Company protects against loss of rent payment by employing strict underwriting standards, such as rent coverage ratio analysis, and including terms and conditions in its leases which discourage non-payment, such as master leases covering multi-unit operations, cross default provisions on other properties, non-access to restaurant equipment and letter of credit and/or personal guaranty requirements.

       - LEASE RENEWAL. The Company believes that the location of a restaurant is a critical factor in a restaurant's success and that, as a result, its tenants, in most cases, would experience a loss in the profitability of a store and incur difficulty and cost in moving the store in the event of non-renewal of the lease and, as a result, believes renewal of the lease, on terms equal to or better than the existing terms, is more likely to occur than the tenant vacating the space. Since May 1994, the Company has renewed 20 of the 24 leases that have expired pursuant to their terms since that time. In addition, the Company has implemented an early lease renewal program pursuant to which the Company offers remodeling financing to tenants in consideration for
              renewing and restructuring existing leases.   The

              Company believes this program will help mitigate the risk of non-renewals of leases and will enable the Company, where needed, to restructure the leases to require the tenant to be responsible for all costs associated with operating the property. The Company aggressively pursues lease renewals to take advantage of this need by tenants for stability and continuity.

       - DIVERSIFICATION. The Company believes its income stream is further protected through the diversification of the Properties by location, franchise affiliation and the large number of operators leasing the Properties. The 741 Properties are located within 48 states, with no state, except Texas (approximately 28%), Georgia (approximately 6.4%) and Florida (approximately 5.1%), accounting for a concentration of greater than 5% of the Properties. The Company believes the geographic diversity provides the Company with protection from downturns in local and regional economies. Since May 1994, the Company has significantly expanded the number of its franchise affiliations. Of the 618 restaurant properties acquired and retained since May 1994, only 86 are Burger King-Registered Trademark- restaurants, reducing the concentration of Burger King-Registered Trademark- properties from 100% to 28% of the Company's portfolio. The balance of the restaurant properties are primarily affiliated with other national and regional chain restaurants such as Arby's-Registered Trademark-, Hardee's-Registered Trademark-, Pizza Hut-Registered Trademark-, Dairy Queen-Registered Trademark-, Grandy's-Registered Trademark-, Wendy's-Registered Trademark- and Chili's-Registered Trademark-. Additionally, the Company has no tenant that accounts for greater than 12% of the Company's gross revenues. As a result, the Company is not materially dependent on any one operator or any small group of operators.

       - ASSET MANAGEMENT. The Company analyzes each restaurant property within its portfolio to identify opportunities to improve its return. Such opportunities may include purchasing property adjacent to the current property, working with existing tenants to improve the sales and performance of their stores and in some cases providing remodeling financing toward that end.

       FINANCING STRATEGY. The Company utilizes its existing Unsecured Credit Facility short term financing of the acquisition of additional restaurant properties. Borrowings under the Unsecured Credit Facility currently bear interest at a rate of LIBOR plus 1.05%. At June 30, 1998, $67 million was outstanding under the Unsecured Credit Facility. The Company may also issue Common Stock or common or preferred OP Units as consideration for future acquisitions. The Company believes that its access to capital should provide it with a competitive advantage in acquisitions over other bidders that qualify their bids with financing or other contingencies.

       The Company believes that it is best served by a conservative capital structure with flexibility to access the capital markets when financial and market conditions warrant. The Company's policy is to maintain a debt to total market capitalization ratio (I.E., total consolidated debt of the Company as a percentage of market value of its capital stock plus total consolidated debt) of less than 50%. Upon completion of the Offering and the Concurrent Offering and the application of the net proceeds to repay outstanding borrowings under the Unsecured Credit Facility, the Company's ratio of debt to total market capitalization is expected to be approximately 38%.

                            BUSINESS AND PROPERTIES

GENERAL

       The Company acquires, owns, manages and selectively develops restaurant properties that it leases on a triple net basis primarily to operators of fast food and casual dining chain restaurants affiliated with national brands such as Burger King-Registered Trademark-, Arby's-Registered Trademark-, Dairy Queen-Registered Trademark-, Hardee's-Registered Trademark-, Chili's-Registered Trademark- and Pizza Hut-Registered Trademark-and regional franchises such as Grandy's-Registered Trademark- and Taco Cabana-Registered Trademark-. During the first year following acquisition by the Company, the Properties have historically provided the Company with an aggregate first year return on total investment in excess of 11%. Substantially all of the leases are triple net leases, which typically require the tenants to be responsible for property operating costs, including property taxes, insurance and maintenance. Management believes that the long-term, triple net structure of substantially all of its leases results in a more predictable and sustainable income stream than other forms of real estate investments.

THE PROPERTIES

       As of August 31, 1998, the Company owned 741 Properties, including 209 Burger King-Registered Trademark- Properties, 78 Arby's-Registered Trademark-Properties, 41 Dairy Queen-Registered Trademark- Properties, 29 Hardee's-Registered Trademark- Properties, 22 Pizza Hut-Registered Trademark-Properties and 8 Chili's-Registered Trademark- Properties. The Properties are diversified geographically in 48 states, with no states, except Texas (approximately 28%), Georgia (approximately 6.4%) and Florida (approximately 5.1%), accounting for greater than 5% of the Properties.

                                  UNDERWRITING


       Subject to the terms and conditions set forth in the underwriting agreement (the "Underwriting Agreement"), the Company has agreed to sell to Morgan Keegan, and Morgan Keegan has agreed to purchase from the Company, 165,000 shares of Common Stock. Pursuant to the terms of the Underwriting Agreement, Morgan Keegan is obligated to purchase all of such shares of Common Stock if any are purchased.

       Morgan Keegan has advised the Company that it proposes to offer the shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus Supplement. The public offering price may be changed by Morgan Keegan after the Common Stock is released for sale to the public.

       In the Underwriting Agreement, the Company and the Operating Partnership have agreed to indemnify Morgan Keegan against certain liabilities, including liabilities under the federal securities laws, or to contribute to payments that Morgan Keegan may be required to make in respect thereof.

       Morgan Keegan does not intend to exercise discretion in confirming sales to any account over which it otherwise has discretionary authority.

       The Common Stock is listed on the NYSE under the symbol "USV." The Company has applied for listing of the shares of Common Stock offered hereby on the NYSE.

       In connection with the Offering, the rules of the Securities and Exchange Commission permit Morgan Keegan to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

       If Morgan Keegan creates a short position in the Common Stock in connection with the Offering (I.E., if it sells more shares of Common Stock than are set forth in the cover page of this Prospectus Supplement), Morgan Keegan may reduce that short position by purchasing Common Stock in the open market. Morgan Keegan may also elect to reduce any short position by exercising all or part of the over-allotment option described above.

       In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither the Company nor Morgan Keegan makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the Common Stock. In addition, neither the Company nor Morgan Keegan makes any representation that the Morgan Keegan will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

       In the ordinary course of their business, Morgan Keegan and/or its affiliates have in the past engaged and may in the future engage in financial advisory, investment banking and other transactions with the Company for which customary compensation has been, and will be, received.

                                 LEGAL MATTERS

       Certain legal matters, including the legality of the Common Stock offered hereby, will be passed upon for the Company by Winstead Sechrest & Minick P.C., Dallas, Texas, as securities and tax counsel to the Company, and for Morgan Keegan by Baker, Donelson, Bearman & Caldwell. As to matters of Maryland law contained in its opinion, Baker, Donelson, Bearman & Caldwell will rely on the opinion of Winstead Sechrest & Minick.

                                    EXPERTS

       The consolidated financial statements and the related financial statement schedule of the Company and USRP incorporated in this Prospectus Supplement by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The combined statement of revenues of Selected Properties Sold to U.S. Restaurant Properties, Inc. (Wendy's Acquisition) for the year ended December 31, 1997 which is incorporated herein by reference from the Company's Current Report on Form 8-K dated March 20, 1998 has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated by reference herein, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

       The financial statements listed below of the following entities which are incorporated herein by reference from the Company's Current Report on Form 8-K dated August 21, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing: (i) Combined Statement of Revenues and Certain Expenses of Selected Properties Sold to U.S. Restaurant Properties, Inc. (Ale House Acquisition) for the year ended December 31, 1997; (ii) Statement of Revenues and Certain Expenses of the Property Sold to U.S. Restaurant Properties, Inc. by Austin Partners for the year ended December 31, 1997; (iii) Combined Statement of Revenues of Selected Properties Sold to U.S. Restaurant Properties, Inc. (Minneapolis Teachers' Retirement Fund Association Acquisition) for the year ended June 30, 1997; (iv) Statement of Revenues and Certain Expenses of the Property Sold to U.S. Restaurant Properties, Inc. by Frances M. Fisher for the year ended December 31, 1997; (v) Combined Statement of Revenues and Certain Expenses of the Selected Properties Sold to U.S. Restaurant Properties, Inc. by Brulon Properties for the year ended December 31, 1997; and (vi) Combined Statement of Revenues and Certain Expenses of the Selected Properties Sold to U.S. Restaurant Properties, Inc. by Shoney's, Inc. for the year ended December 31, 1997.

PROSPECTUS
----------
                                     $150,000,000
                           U.S. RESTAURANT PROPERTIES, INC.
                    Common Stock, Common Stock Warrants, Preferred
                             Stock and Depositary Shares


       U.S. Restaurant Properties, Inc. (together with its subsidiaries, the "Company") may from time to time offer in one or more series (i) shares of its common stock, par value $.001 per share (the "Common Stock"); (ii) warrants to purchase Common Stock (the "Common Stock Warrants"); or (iii) shares or fractional shares of its preferred stock, par value $.001 per share (the "Preferred Stock"), which may be issued in the form of depositary shares (the "Depositary Shares") evidenced by depositary receipts, with an aggregate public offering price of up to $150,000,000. The Common Stock, Common Stock Warrants, Preferred Stock and Depositary Shares (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts, at prices and on terms to be determined at the time of offering and set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

       The specific terms of the Offered Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any public offering price; (ii) in the case of Common Stock Warrants, the duration, offering price, exercise price and detachability features; (iii) in the case of Preferred Stock, the specific title, any distribution, liquidation, redemption, conversion, voting and other rights and any initial public offering price; and (iv) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes.

       The applicable Prospectus Supplement will also contain information, where applicable, concerning all material federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

       The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.


   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
                                   AND EXCHANGE
                   COMMISSION OR ANY STATE SECURITIES COMMISSION
                      PASSED UPON THE ACCURACY OR ADEQUACY OF
                      THIS PROSPECTUS.  ANY REPRESENTATION TO
                        THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------------


                   The date of this Prospectus is October 16, 1997

       NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITERS, AGENTS OR DEALERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AT ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                AVAILABLE INFORMATION

       In connection with the conversion of U.S. Restaurant Properties Master L.P. (the "Predecessor") into a real estate investment trust, the Company has succeeded to the business, operations, assets and liabilities of the Predecessor and is the successor registrant to the Predecessor for purposes of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Company is, and prior to the conversion the Predecessor was, subject to the informational requirements of the Exchange Act and, in accordance therewith, the Company files, and prior to the conversion the Predecessor filed, reports, proxy statements and other information, with the Securities and Exchange Commission (the "Commission"). The Company's Registration Statement on Form S-3 (the "Registration Statement"), the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company and the Predecessor can be obtained from the web site that the Commission maintains at http://www.sec.gov, or can be inspected and copied, at the prescribed rates, at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. The Common Stock is listed on the New York Stock Exchange (the "NYSE") and similar information concerning the Company may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

       This Prospectus constitutes a part of the Registration Statement filed by the Company with the Commission under the Securities Act. This Prospectus omits certain of the information contained in the Registration Statement and the exhibits and schedules thereto, in accordance with the rules and regulations of the Commission. For further information concerning the Company and the Offered Securities, reference is hereby made to the Registration Statement and the exhibits and schedules filed therewith, which may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and copies of which may be obtained from the Commission at prescribed rates.
Any statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The documents listed below have been filed by the Company or the Predecessor (Commission File No. 1-9079) under the Exchange Act with the Commission and are incorporated herein by reference:

       (a) The Predecessor's Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended by the Form 10-K/A filed May 2, 1997;

       (b) The Predecessor's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1997;

       (c) The Predecessor's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997;

       (d) The Predecessor's Current Report on Form 8-K dated April 14, 1997, as amended by the Form 8-K/A filed May 30, 1997;

       (e)    The Predecessor's Current Report on Form 8-K dated August 21,
              1997;

       (f)    The Company's Current Report on Form 8-K dated August 22, 1997;
              and

       (g) The Company's Registration Statement on Form 8-A filed February 20, 1996.

       All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Offered Securities shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the respective dates of filing such documents.

       Any statement or information contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

       The Company hereby undertakes to provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (not including any exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference to the information that this Prospectus incorporates). Requests should be directed to:
U.S. Restaurant Properties, Inc., 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230, Attention: Michael D. Warren, telephone (972) 387-1487.

                             FORWARD-LOOKING INFORMATION

       Certain information both included and incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative thereof or other variations thereon or comparable terminology. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, changes in: economic conditions generally and the real estate market specifically, legislative/regulatory changes (including changes to laws governing the taxation of REITs), availability of capital, interest rates, competition, supply and demand for properties in current and proposed market areas of the Company and general accounting principles, policies and guidelines applicable to REITs. These risks and uncertainties should be considered in evaluating any forward-looking statements contained herein.

                                     THE COMPANY

       U.S. Restaurant Properties, Inc. (together with its subsidiaries, the "Company"), a fully integrated, self-administered and self-managed REIT, acquires, owns, manages and selectively develops income-producing properties that it leases on a triple net basis primarily to operators of national and regional fast food and casual dining chain restaurants such as Burger King-Registered Trademark-, Arby's-Registered Trademark-, Dairy Queen-Registered Trademark-, Grandy's-Registered Trademark- and Pizza Hut-Registered Trademark-. At July 31, 1997, the Company's portfolio consisted of 494 restaurant properties located in 44 states operated by approximately 200 operators and representing over 45 franchise affiliations. Approximately 99.5% of the Company's portfolio is leased with an average remaining lease term of over ten years.

       The Company, together with its predecessors, has been engaged in the business of leasing restaurant properties since 1986. Prior to 1994, the Company's portfolio was limited to approximately 125 Burger King-Registered Trademark- restaurant properties. In May 1994, existing management assumed control of the Company and began restructuring operations in a manner that has allowed the Company to implement a number of new strategies intended to encourage Company growth. These strategies have involved the Company in new property acquisitions, merchant banking activities in which the Company acquires entire restaurant chains but retains only the real estate in order to enhance investment returns, new property developments of co-branded service centers, securing a $95 million revolving line of credit and the Merger.

       The business and operations of the Company are conducted through U.S. Restaurant Properties Operating L.P. (the "Operating Partnership"). The Operating Partnership is a totally-owned Delaware limited partnership subsidiary of the Company. The Operating Partnership does not conduct any operations that are independent from those of the Company.

       The Company is a Maryland corporation which has elected to be taxed as a REIT for federal income tax purposes for the year ending December 31, 1997. The Common Stock is traded on the NYSE under the symbol "USV." The principal executive offices of the Company are located at 5310 Harvest Hill Road, Suite 270, Dallas, Texas 75230. The telephone number is (972) 387-1487.

                                   USE OF PROCEEDS

       Except as otherwise provided in the applicable Prospectus Supplement, the Company intends to use the net proceeds from any sale of the Offered Securities for working capital and for general corporate purposes, which may include the repayment of indebtedness, the financing of capital commitments and possible future acquisitions associated with the continued expansion of the Company's business.

                          RATIO OF EARNINGS TO FIXED CHARGES

       The following table sets forth the Company's consolidated ratios of earnings to combined fixed charges for the periods shown:

                                                  Years ended December 31,         Six Months ended
                                       -----------------------------------------   ----------------
                                        1992     1993     1994     1995     1996   6/30/96  6/30/97
                                        ----     ----     ----     ----     ----   -------  -------
Ratio of Earnings to Fixed Charges     20.73x   42.60x   55.86x   20.77x   3.74x    4.02x    2.06x

       The ratios of earnings to fixed charges were computed by dividing the Company's earnings by fixed charges. For this purpose, earnings have been calculated by adding fixed charges (excluding capitalized interest) to pretax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense, if any, and amortization of deferred financing costs (including amounts capitalized). To date, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and Preferred Stock distributions are the same as the ratios of earnings to fixed charges.

       Prior to 1995, the operations of, and the amount of indebtedness which could be incurred by, the Predecessor were limited by its partnership agreement. In connection with the restructuring of its operations in 1995, the Predecessor's partnership agreement was amended to permit the expansion of its portfolio. Since that time, the Predecessor's acquisitions have been funded through a mixture of debt and equity, resulting in an increased fixed charge for interest expense.

                             DESCRIPTION OF COMMON STOCK

GENERAL

       Under the Company's Amended and Restated Articles of Incorporation (the "Charter"), the Company has authority to issue 60 million shares of capital stock, par value $.001 per share, with 45 million of such shares designated as Common Stock. Upon completion of the Merger, the Company will have outstanding 8,354,354 shares of Common Stock. Under Maryland law, stockholders generally are not responsible for a corporation's debts or obligations. The following descriptions do not purport to be complete and are subject to, and qualified in their entirety by reference to, the more complete descriptions thereof set forth in the following documents: (i) the Charter and (ii) the Company's By-Laws (the "By-Laws"), which documents are exhibits to the Registration Statement of which this Prospectus is a part.

TERMS

       Subject to the preferential rights of any other shares or series of capital stock and to the provisions of the Charter regarding excess stock ("Excess Stock"), holders of shares of Common Stock will be entitled to receive distributions on shares of Common Stock if, as and when authorized and declared by the Board of Directors out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Company.

       Subject to the provisions of the Charter regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of such shares will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of Common Stock, together with any other voting stock of the Company, can elect all of the directors then standing for election and the holders of the remaining shares will not be able to elect any directors.

       Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company, except that Common Stock is convertible into Excess Stock as provided in the Charter.

       The Company intends to furnish its stockholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

       Subject to the provisions of the Charter regarding Excess Stock, shares of Common Stock will have equal distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

       Pursuant to the Maryland General Corporation Law ("MGCL"), a corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. The Charter provides that in such situations the approval of a majority of the total number of the shares entitled to vote on the matter is required.

       Provisions of the Charter described below under "Restrictions on Transfers of Capital Stock," together with other provisions of the Charter and of the MGCL, may discourage a takeover or other transaction which holders of some, or a majority, of the shares of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then-prevailing market price of such shares of Common Stock.

RESTRICTIONS ON TRANSFER AND OWNERSHIP

       Following the Merger, the Company will elect to be treated as a REIT for federal income tax purposes. For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Charter contains certain provisions restricting certain transfers and limiting the beneficial ownership, directly or indirectly, of the Company's Common Stock. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

       The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company.

                         DESCRIPTION OF COMMON STOCK WARRANTS

       The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement and may be attached to or separate from such Offered Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following description of the Common Stock Warrants sets forth certain general terms and provisions of the Common Stock Warrants to which any Prospectus Supplement may relate. The statements below describing the Common Stock Warrants and the applicable Warrant Agreements are in all respects subject to and qualified in their entirety by any further terms and provisions that may be set forth in any applicable Prospectus Supplement.

       The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (i) the title of such

Common Stock Warrants; (ii) the aggregate number of such Common Stock Warrants; (iii) the price or prices at which such Common Stock Warrants will be issued; (iv) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (v) the designation and terms of the other Offered Securities with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Offered Security; (vi) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable; (vii) the price at which each share of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (viii) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (ix) the minimum or maximum amount of such Common Stock Warrants which may be exercised at any one time; (x) information with respect to book-entry procedures, if any; (xi) a discussion of all material federal income tax considerations; and (xii) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

       Each Common Stock Warrant will entitle the holder thereof to purchase such number of shares of Common Stock, as the case may be, at such exercise price as shall, in each case, be set forth in, or calculable from, the applicable Prospectus Supplement relating to the offered Common Stock Warrants. Prior to the exercise of any Common Stock Warrants, holders of such Common Stock Warrants will not have any rights of holders of Common Stock, including the right to receive payments of distributions, if any, on such Common Stock, or to exercise any applicable right to vote. After the close of business on the expiration date of any series of Common Stock Warrants (or such later date to which such expiration date may be extended by the Company), unexercised Common Stock Warrants will become void.

       Common Stock Warrants may be exercised by delivering to the Warrant Agent payment, as provided in the applicable Prospectus Supplement, of the amount required to purchase the Common Stock purchasable upon such exercise and otherwise by following the procedures specified in such Prospectus Supplement.

       The Warrant Agreements may be amended or supplemented without the consent of the holders of the Common Stock Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Common Stock Warrants and that do not adversely affect the interests of the holders of the Common Stock Warrants.

       Reference is made to the section captioned "Description of Common Stock" for a general description of the Common Stock to be acquired upon the exercise of the Common Stock Warrants, including a description of certain restrictions on the ownership or transfer of Common Stock.

                            DESCRIPTION OF PREFERRED STOCK

GENERAL

       Under the Charter, the Company has authority to issue 10 million shares of Preferred Stock, none of which is outstanding as of the date of this Prospectus. Prior to issuance of shares of each series, the Board of Directors is required by the MGCL and the Charter to fix for each series, subject to the provisions of the Charter regarding Excess Stock, the number of shares to be included in each series and the preferences, conversion or other rights, voting powers, restrictions (including restrictions on transfers of shares), limitations as to dividends, qualifications and terms or conditions of redemption, and to file articles supplementary to the Charter (the "Articles Supplementary") reflecting such terms, preferences and other rights. Except as may be expressly provided with respect to any class or series of Preferred Stock, no holder of the Preferred Stock will have any preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction which holders of some, or a majority, of the shares of Common
Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then-prevailing market price of such shares of Common Stock.

TERMS

       The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter and the By-Laws and any Articles Supplementary designating the terms of a series of Preferred Stock.

       Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for the specific terms thereof, including, where applicable, the following:

       (1)    The title of such Preferred Stock;

       (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

       (3) The distribution rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

       (4) The date from which distributions on such Preferred Stock shall accumulate, if applicable;

       (5)    The provision for a sinking fund, if any, for such Preferred
              Stock;

       (6)    The provision for redemption, if applicable, of such Preferred
              Stock;

       (7)    Any listing of such Preferred Stock on any securities exchange;

       (8) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price or rate (or manner of calculation thereof);

       (9) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

       (10) A discussion of all material federal income tax considerations applicable to such Preferred Stock;

       (11) The relative ranking and preference of such Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

       (12) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to distribution rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

       (13) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

       Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to the Common Stock and to all equity securities ranking junior to such Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to distribution rights or rights upon liquidation, dissolution or winding up of the Company.

DISTRIBUTIONS

       Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash distributions at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such distribution shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors.

       Distributions on any series of the Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Distributions, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors fails to declare a distribution payable on a distribution payment date on any series of the Preferred Stock for which distributions are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a distribution in respect of the distribution period ending on such distribution payment date, and the Company will have no obligation to pay the distribution accrued for such period, whether or not distributions on such series are declared payable on any future distribution payment date.

       If Preferred Stock of any series is outstanding, no distributions will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to distributions, on a parity with or junior to the Preferred Stock of such series for any period, unless (i) if such series of Preferred Stock has a cumulative distribution, full cumulative distributions have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past distribution periods and the then current distribution period, or (ii) if such series of Preferred Stock does not have a cumulative distribution, full distributions for the then current distribution period have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When distributions are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to distributions with the Preferred Stock of such series, all distributions declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to distributions with such Preferred Stock shall be declared pro rata so that the amount of distributions declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued distributions per share on the Preferred Stock of such series (which shall include any accumulation in respect of unpaid distributions for prior distribution periods if such Preferred Stock provides for a cumulative distribution) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on Preferred Stock of such series that may be in arrears.

       Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative distribution, full cumulative distributions on the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for all past distribution periods and the then current distribution period, or (ii) if such series of Preferred Stock does not have a cumulative distribution, full distributions on the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof is set apart for payment for the then current distribution period, no distributions (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to distributions and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to distributions or upon liquidation, nor shall any shares of Common Stock or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to distributions or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to distributions and upon liquidation).

       Any distribution payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid distribution due with respect to shares of such series that remain payable.

REDEMPTION

       If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

       The applicable Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid distributions thereon (which shall not, if such Preferred Stock does not have a cumulative distribution, include any accumulation in respect of unpaid distributions for prior distribution periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that if no such shares of capital stock shall have been issued, or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

       Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative distribution, full cumulative distributions on all outstanding shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, or (ii) if a series of Preferred Stock does not have a cumulative distribution, full distributions on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative distribution, full cumulative distributions on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for all past distribution periods and the then current distribution period, or (ii) if such series of Preferred Stock does not have a cumulative distribution, full distributions on the Preferred Stock of such series have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for payment for the then current distribution period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of such series of Preferred Stock (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to distributions and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

       If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

       Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date;
(ii) the number of shares and series of the Preferred Stock to be redeemed;
(iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that distributions on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date distributions will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

       Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all distributions accrued and unpaid thereon (which shall include any accumulation in respect of unpaid cumulative distributions for prior distribution periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock ranking on parity with the Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

       If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

       Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

       Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, (i) without the affirmative vote or consent of the holders of at least a majority of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to such series of Preferred Stock with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up of the Company or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) without the affirmative vote or consent of the holders of at least a majority of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), amend, alter or repeal the provisions of the Charter or the Articles Supplementary for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any Event set forth in
(ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and PROVIDED FURTHER that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock or (ii) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of distributions or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

       The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

       The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price or rate (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and the provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON TRANSFER AND OWNERSHIP

       The provisions contained in the Charter restricting certain transfers and limiting the beneficial ownership, directly or indirectly, of the Company's outstanding capital stock will effect any shares of Preferred Stock that may from time to time be issued by the Company. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

       The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

       The Company may issue receipts ("Depositary Receipts") for Depositary Shares, each of which will represent a fractional interest of a share of a particular series of Preferred Stock, as specified in the applicable Prospectus Supplement. Shares of Preferred Stock of each series represented by Depositary Shares will be deposited under a separate deposit agreement (each, a "Deposit Agreement") among the Company, the depositary named therein (a "Preferred Stock Depositary") and the holders from time to time of the Depositary Receipts. Subject to the terms of the applicable Deposit Agreement, each owner of a Depositary Receipt will be entitled, in proportion to the fractional interest of a share of a particular series of Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipt, to all the rights and preferences of the Preferred Stock represented by such Depositary Shares (including distribution, voting, conversion, redemption and liquidation rights).

       The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the Preferred Stock by the Company to a Preferred Stock Depositary, the Company will cause such Preferred Stock Depositary to issue, on behalf of the Company, the Depositary Receipts. Copies of the applicable form of Deposit Agreement and Depositary Receipt may be obtained from the Company upon request, and the statements made hereunder relating to Deposit Agreements and the Depositary Receipts to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and qualified in their entirety by reference to, all of the provisions of the applicable Deposit Agreement and related Depositary Receipts.

DISTRIBUTIONS

       A Preferred Stock Depositary will be required to distribute all cash distributions received in respect of the applicable Preferred Stock to the record holders of Depositary Receipts evidencing the related Depositary Shares in proportion to the number of such Depositary Receipts owned by such holders, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary.

       In the event of a distribution other than in cash, a Preferred Stock Depositary will be required to distribute property received by it to the record holders of Depositary Receipts entitled thereto, subject to certain obligations of holders to file proofs, certificates and other information and to pay certain charges and expenses to such Preferred Stock Depositary, unless such Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case such Preferred Stock Depositary may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

       No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock which has been converted or exchanged.

WITHDRAWAL OF STOCK

       Upon surrender of the Depositary Receipts at the corporate trust office of the applicable Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption or converted), the holders thereof will be entitled to delivery at such office, to or upon each such holder's order, of the number of whole or fractional shares of the applicable Preferred Stock and any money or other property represented by the Depositary Shares evidenced by such Depositary Receipts. Holders of Depositary Receipts will be entitled to receive whole or fractional shares of the related Preferred Stock on the basis of the proportion of Preferred Stock represented by each Depositary Share as specified in the applicable Prospectus Supplement, but holders of such shares of Preferred Stock will not thereafter be entitled to receive Depositary Shares therefor. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of shares of Preferred Stock to be withdrawn, the applicable Preferred Stock Depositary will be required to deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

REDEMPTION OF DEPOSITARY SHARES

       Whenever the Company redeems shares of Preferred Stock held by a Preferred Stock Depositary, such Preferred Stock Depositary will be required to redeem as of the same redemption date the number of Depositary Shares representing shares of the Preferred Stock so redeemed, PROVIDED the Company shall have paid in full to such Preferred Stock Depositary the redemption price of the Preferred Stock to be redeemed plus an amount equal to any accrued and unpaid distributions thereon to the date fixed for redemption. The redemption price per Depositary Share will be equal to the redemption price and any other amounts per share payable with respect to the Preferred Stock. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional Depositary Shares) or by any other equitable method determined by the Company that preserves the REIT status of the Company.

       From and after the date fixed for redemption, all distributions in respect of the shares of Preferred Stock so called for redemption will cease to accrue, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Receipts evidencing the Depositary Shares so called for redemption will cease, except the right to receive any moneys payable upon such redemption and any money or other property to which the holders of such Depositary Receipts were entitled upon such redemption upon surrender thereof to the applicable Preferred Stock Depositary.

VOTING OF THE PREFERRED STOCK

       Upon receipt of notice of any meeting at which the holders of the applicable Preferred Stock are entitled to vote, a Preferred Stock Depositary will be required to mail the information contained in such notice of meeting to the record holders of the Depositary Receipts evidencing the Depositary Shares which represent such Preferred Stock. Each record holder of Depositary Receipts evidencing Depositary Shares on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct such Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of Preferred Stock represented by such holder's Depositary Shares. Such Preferred Stock Depositary will be required to vote the amount of Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by such Preferred Stock Depositary in order to enable such Preferred Stock Depositary to do so. Such Preferred Stock Depositary will be required to abstain from voting the amount of Preferred Stock represented by such Depositary Shares to the extent it does not receive specific instructions from the holders of Depositary Receipts evidencing such Depositary Shares. A Preferred Stock Depositary will not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or willful misconduct of such Preferred Stock Depositary.

LIQUIDATION PREFERENCE

       In the event of the liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, the holders of each Depositary Receipt will be entitled to the fraction of the liquidation preference accorded each share of Preferred Stock represented by the Depositary Share evidenced by such Depositary Receipt, as set forth in the applicable Prospectus Supplement.

CONVERSION OF PREFERRED STOCK

       The Depositary Shares, as such, will not be convertible into Common Stock or any other securities or property of the Company. Nevertheless, if so specified in the applicable Prospectus Supplement relating to an offering of Depositary Shares, the Depositary Receipts may be surrendered by holders thereof to the applicable Preferred Stock Depositary with written instructions to such Preferred Stock Depositary to instruct the Company to cause conversion of the Preferred Stock represented by the Depositary Shares evidenced by such Depositary Receipts into whole shares of Common Stock, other shares of Preferred Stock of the Company or other shares of stock, and the Company will agree that upon receipt of such instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of Preferred Stock to effect such conversion. If the Depositary Shares evidenced by a Depositary Receipt are to be converted in part only, a new Depositary Receipt or Depositary Receipts will be issued for any Depositary Shares not to be converted. No fractional shares of Common Stock will be issued upon conversion, and if such conversion will result in a fractional share being issued, an amount will be paid in cash by the Company equal to the value of the fractional interest based upon the closing price of the Common Stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF A DEPOSIT AGREEMENT

       Any form of Depositary Receipt evidencing Depositary Shares which will represent Preferred Stock and any provision of a Deposit Agreement will be permitted at any time to be amended by agreement between the

Company and the applicable Preferred Stock Depositary. However, any amendment that materially and adversely alters the rights of the holders of Depositary Receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related Preferred Stock will not be effective unless such amendment has been approved by the existing holders of at least two-thirds of the applicable Depositary Shares evidenced by the applicable Depositary Receipts then outstanding. No amendment shall impair the right, subject to certain anticipated exceptions in the Deposit Agreements, of any holders of Depositary Receipts to surrender any Depositary Receipt with instructions to deliver to the holder the related Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with any applicable law. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such Depositary Receipt, to consent and agree to such amendment and to be bound by the applicable Deposit Agreement as amended thereby.

       A Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days' prior written notice to the applicable Preferred Stock Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Preferred Stock Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Preferred Stock Depositary with receipts to such Depositary Receipts. The Company will agree that if a Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, a Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed; (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock; or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF A PREFERRED STOCK DEPOSITARY

       The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of a Deposit Agreement. In addition, the Company will pay the fees and expenses of a Preferred Stock Depositary in connection with the performance of its duties under a Deposit Agreement. However, holders of Depositary Receipts will pay the fees and expenses of a Preferred Stock Depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the applicable Deposit Agreement.

RESIGNATION AND REMOVAL OF A PREFERRED STOCK DEPOSITARY

       A Preferred Stock Depositary will be permitted to resign at any time by delivering to the Company notice of its election to do so, and the Company will be permitted at any time to remove a Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary. A successor Preferred Stock Depositary will be required to be appointed within 60 days after delivery of the notice of resignation or removal and will be required to be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

MISCELLANEOUS

       A Preferred Stock Depositary will be required to forward to holders of Depositary Receipts any reports and communications from the Company which are received by such Preferred Stock Depositary with respect to the related Preferred Stock.

       Neither a Preferred Stock Depositary nor the Company will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under a Deposit Agreement. The obligations of the Company and a Preferred Stock Depositary under a Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence (in the case of any action or inaction in the voting of Preferred Stock represented by the applicable Depositary Shares), gross negligence or willful misconduct, and neither the Company nor any applicable Preferred Stock Depositary will be obligated to prosecute or defend any legal proceeding in respect of any Depositary Receipts, Depositary Shares or shares of Preferred Stock represented thereby unless satisfactory indemnity is furnished. The Company and any Preferred Stock Depositary will be permitted to rely on written advice of counsel or accountants, or information provided by persons presenting shares of Preferred Stock represented thereby for deposit, holders of Depositary Receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

       In the event a Preferred Stock Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, such Preferred Stock Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

       For the Company to maintain its status as a REIT under the Code, shares of Common Stock must be beneficially owned by 100 or more persons during at least 335 days of the taxable year of 12 months (other than the first year) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year.

       Because the Board of Directors believes it is essential for the Company to qualify as a REIT, the Charter, subject to certain exceptions, provides that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than (i) 9.8% of the number of issued and outstanding shares of Common Stock of the Company, except for QSV Properties, Inc. ("QSV") which may own initially no more than 12% of the number of such outstanding shares, or (ii) 9.8% of the number of outstanding shares of Preferred Stock of any series of Preferred Stock (together, the "Ownership Limit").

       Any purported transfer of shares of Common Stock that would (i) result in a person (other than QSV with respect to shares of Common Stock) owning, directly or indirectly, shares of Common Stock or Preferred Stock in excess of the Ownership Limit, (ii) result in QSV owning, directly or indirectly, in excess of 12% of the number of outstanding shares of Common Stock (or the decreased percentage that may be applicable), (iii) result in the Common Stock and Preferred Stock being owned by fewer than 100 persons (determined without reference to any rules of attribution), (iv) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (v) cause the Company to own, directly or constructively, 10% or more of the ownership interests in a tenant of the Company's or the Operating Partnership's real property, within the meaning of Section 856(d)(2)(B) of the Code, shall be null and void, and the intended transferee will acquire no rights in such shares of Common Stock or Preferred Stock. Such Common Stock or Preferred stock will be designated as Excess Stock and will be transferred automatically to a trust (the "Trust") effective on the day before the purported transfer of such Common Stock or Preferred Stock. The record holder of the shares of Common Stock or Preferred Stock that are designated as Excess Stock (the "Prohibited Owner") will be required to submit such number of shares of Common Stock or Preferred Stock to the Company for registration in the name of the Trust. The Trustee of the Trust will be designated by the Company, but will not be affiliated with the Company or any Prohibited Owner. The beneficiary of the Trust (the "Beneficiary") will be one or more not-for-profit organizations that are named by the Company.

       Excess Stock will remain issued and outstanding shares of Common Stock or Preferred Stock and will be entitled to the same rights and privileges as all other shares of the same class or series. The Trust will receive all dividends and distributions on the Excess Stock and will hold such dividends and distributions in trust for the benefit of the Beneficiary. The Trustee will vote all Excess Stock. The Trustee will designate a permitted transferee of the Excess Stock, provided that the permitted transferee (i) purchases such Excess Stock for valuable consideration and (ii) acquires such Excess Stock without such acquisition resulting in a transfer to another Trust and resulting in the redesignation of such shares of Common Stock or Preferred Stock as Excess Stock.

       The Prohibited Owner with respect to Excess Stock will be required to repay the Trust the amount of any dividends or distributions received by the Prohibited Owner (i) that are attributable to any Excess Stock and (ii) the record date for which was on or after the date that such shares became Excess Stock. The Prohibited Owner generally will receive from the Trustee the lesser of (a) the price per share such Prohibited Owner paid for the shares of Common Stock or Preferred Stock that were designated as Excess Stock (or, in the case of a gift or devise, the Market Price (as defined below) per share on the date of such transfer) and (b) the price per share received by the Trustee from the sale of such Excess Stock. Any amounts received by the Trustee in excess of the amounts to be paid to the Prohibited Owner will be distributed to the Beneficiary.

       The Excess Stock will be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Stock (or, in the case of a gift or devise, the Market Price per share on the date of such transfer) or (ii) the Market Price per share on the date that the Company, or its designee, accepts such offer. The Company will have the right to accept such offer for a period of 90 days after the later of (i) the date of the purported transfer which resulted in such Excess Stock and (ii) the date the Company determines in good faith that a transfer resulting in such Excess Stock occurred.

       "Market Price" means the average of the Closing Prices for the ten consecutive trading days immediately preceding the relevant date. "Closing Price" on any day means the last sale price, regular way on such day, or, if no such sale takes place on that day, the average of the closing bid and asked prices, regular way, in either case as reported on the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE, or if the affected class or series of capital stock is not so listed or admitted to trading, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange (including the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System) on which the affected class or series of capital stock is listed or admitted to trading or, if the affected class or series of capital stock is not so listed or admitted to trading, the last quoted price or, if not quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal automated quotation system then in use or, if the affected class or series of capital stock is not so quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker selected by the Board making a market in the affected class or series of capital stock, or, if there is no such market maker or such closing prices otherwise are not available, the fair market value of the affected class or series of capital stock as of such day, as determined by the Board in its discretion.

       Any person who acquires or attempts to acquire shares of Common Stock or Preferred Stock in violation of the foregoing restrictions, or any person who owned shares of Common Stock or Preferred Stock that were transferred to a Trust, will be required (i) to give immediate written notice to the Company of such event and (ii) to provide to the Company such other information as the Company may request in order to determine the effect, if any, of such transfer on the Company's status as a REIT.

       All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above.

       All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 0.5% and 5%, as provided in the rules and regulations promulgated under the Code) of the number or value of the outstanding shares of Common Stock of the Company must give a written notice to the Company by January 31 of each year stating the name and address of such person, the number of shares of each class or series so owned and a description of how such shares are owned. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information with respect to the direct, indirect and constructive ownership of shares of Common Stock as the Board of Directors deems reasonably necessary to comply with the provisions of the Code applicable to a REIT, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

       These ownership limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of shares of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then-prevailing market price of such shares of Common Stock or which such holders might believe to be otherwise in their best interest.

                              PLAN OF DISTRIBUTION

       The Company may sell the Offered Securities through underwriters or dealers, directly to one or more purchasers (including executive officers of the Company or other persons that may be deemed affiliates of the Company), through agents or through a combination of any such methods of sale. Any underwriter involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

       The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices. Further, the distribution of any Common Stock in one or more special offerings pursuant to a dividend reinvestment plan or other similar plan of the Company may be effected from time to time at a fixed price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market prices or at negotiated prices.

       In connection with the sale of the Offered Securities, underwriters or agents may receive compensation from the Company or from purchasers of the Offered Securities, for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the Offered Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company and any profit on the resale of the Offered Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the applicable Prospectus Supplement.

       Unless otherwise specified in the applicable Prospectus Supplement, each series of the Offered Securities will be a new issue with no established trading market, other than the Common Stock which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Common Stock Warrants, Preferred Stock or Depositary Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of the Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

       Under agreements into which the Company may enter, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Company, as the case may be, against certain liabilities, including liabilities under the Securities Act.

       Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company in the ordinary course of business.

                       FEDERAL INCOME TAX CONSIDERATIONS

       The Company will elect to be treated as a REIT for federal income tax commencing with its taxable year ending December 31, 1997. Based on certain assumptions and representations that are summarized below, Winstead Sechrest & Minick P.C., counsel to the Company, is of the opinion that beginning with its taxable year ending December 31, 1997, the Company has been organized in conformity with the requirements for qualification as a REIT and that its proposed method of operations described in this Prospectus will enable it to satisfy the requirements for such qualification. The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results. Winstead Sechrest & Minick P.C. will not monitor the Company's compliance with these requirements. While the Company expects to satisfy these tests, and will use its best efforts to do so, no assurance can be given that the Company will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect the Company and its stockholders. See "--Failure to Qualify as a REIT." The Taxpayer Relief Act of 1997 (the "Tax Act") contained several provisions affecting REIT's and is generally effective January 1, 1998. The following is a summary of the material federal income tax considerations affecting the Company as a REIT and its stockholders:

       REIT QUALIFICATION.   Entities like the Company that invest
principally in real estate and that otherwise would be taxed as regular corporations may elect to be treated as REITs when they satisfy certain detailed requirements imposed by the Code. If the Company qualifies for taxation as a REIT, it generally will not be subject to corporate income tax to the extent the Company currently distributes its REIT taxable income to its stockholders. This treatment effectively eliminates the "double taxation" (I.E., taxation at both the corporate and stockholder levels) imposed on investments in most corporations. A qualifying REIT, however, may be subject to certain excise and other taxes, as well as to normal corporate tax on taxable income that is not currently distributed to its stockholders. See "-- Taxation of the Company as a REIT." In addition, if the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax at regular corporate rates on all of its taxable income.

       GENERAL QUALIFICATION REQUIREMENTS. The Company must be organized as an entity that would, if it does not maintain its REIT status, be taxable as a regular corporation. It cannot be a financial institution or an insurance company. The Company must be managed by one or more directors. The Company's taxable year must be the calendar year. The Company expects to meet each of these requirements. The Company also expects to satisfy the requirements that are separately described below concerning share ownership and reporting, the nature and amounts of the Company's income and assets and the levels of required annual distributions.

       SHARE OWNERSHIP; REPORTING. Beneficial ownership of the Company must be and is evidenced by transferable shares. The Company's capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. Not more than 50% of the value of the shares of capital stock of the Company may be held, directly or indirectly, applying certain constructive ownership rules, by five or fewer individuals at any time during the last half of each of the Company's taxable years. The Company is not required to satisfy the 100 person and 50% tests until its second taxable year for which an election is made to be taxed as a REIT. The Company believes that its shares of Common Stock will be owned by a sufficient number of investors and in appropriate proportions to permit it to satisfy these requirements. To protect against violations of these requirements, the Articles will provide that no person is permitted to own (applying certain constructive ownership tests) more than 8.75% of the outstanding Common Stock (except for QSV which can initially own up to 15% of the outstanding Common Stock, subject to reduction under certain circumstances) or 9.8% of the outstanding Preferred Stock. In addition, the Articles will contain restrictions on transfers of capital stock, as well as provisions that automatically convert shares of stock into nonvoting, non-dividend paying Excess Stock to the extent that the ownership otherwise might jeopardize the Company's REIT status.

       To monitor the Company's compliance with the share ownership requirements, the Company is required to and will maintain records disclosing the actual ownership of common shares. To do so, the Company will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares (I.E., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand will be maintained as part of the Company's records. Stockholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and certain other information.

       SOURCES OF GROSS INCOME. In order to qualify as a REIT for a particular year, the Company also must meet three tests governing the sources of its income. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. In evaluating a REIT's income, the REIT will be treated as receiving its proportionate share of the income produced by any partnership in which the REIT invests, and any such income will retain the character that it has in the hands of the partnership. The Code allows the Company to own and operate a number of its properties through wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and such items of the REIT.

       75% GROSS INCOME TEST. At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to the Company are: (i) rents from real property; (ii) interest on loans secured by real property; (iii) gain from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of the Company's trade or business, referred to below as "dealer property"); (iv) income from the operation and gain from the sale of certain property acquired in connection with the foreclosure of a mortgage securing that property ("foreclosure property"); (v) distributions on, or gain from the sale of, shares of other qualifying REITs; (vi) abatements and refunds of real property taxes;

and (vii) "qualified temporary investment income" (described below). In evaluating the Company's compliance with the 75% income test (as well as the 95% income test described below), gross income does not include gross income from "prohibited transactions." A prohibited transaction is one involving a sale of dealer property, not including foreclosure property and certain dealer property held by the Company for at least four years.

       The Company expects that substantially all of its operating gross income will be considered rent from real property. Rent from real property is qualifying income for purposes of the 75% income test only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is less than 15% of the total rent. The Company does not expect to earn material amounts in these categories. Rent from real property generally does not include rent based on the income or profits derived from the property. The Company does not intend to lease property and receive rentals based on the tenant's net income or profit. However, rent based on a percentage of gross income is permitted as rent from real property and the Company will have leases where rent is based on a percentage of gross income. Also excluded from "rents from real property" is rent received from a person or corporation in which the Company (or any of its 10% or greater owners) directly or indirectly through the constructive ownership rules contained in
Section 318 of the Code, owns a 10% or greater interest ("Related Party Tenant Rent"). The Company, through such attribution rules, owns greater than a 10% interest in one tenant which leases three (3) Burger King restaurant properties from the Operating Partnership. However, such non-qualifying income is less than 3.5% of total gross income of the Operating Partnership. A third exclusion covers amounts received with respect to real property if the Company furnishes services to the tenants or manages or operates the property, other than through an "independent contractor" from whom the Company does not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if the services provided by the Company are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant (applying standards that govern in evaluating whether rent from real property would be unrelated business taxable income when received by a tax exempt owner of the property). The Tax Act provides a DE MINIMIS rule for non-customary services which is effective for taxable years beginning after August 5, 1997. If the value of the non-customary service income with respect to a property (valued at no less than 150% of the Company's direct cost of performing such services is 1% or less of the total income derived from the property, then all rental income except the non-customary service income will qualify as "rents from real property." This provision will be effective for the Company's taxable year ending December 31, 1998.

       The Company will, in most instances, directly operate and manage its assets without using an "independent contractor." The Company believes that the only material services to be provided to tenants will be those usually or customarily rendered in connection with the rental of space for occupancy only. The Company will not provide services that might be considered rendered primarily for the convenience of the tenants, such as hotel, health care or extensive recreational or social services. Consequently, the Company believes that substantially all of its rental income will be qualifying income under the 75% income test, and that the Company's provision of services will not cause the rental income to fail to be included under that test.

       Upon the Company's ultimate sale of properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

       95% GROSS INCOME TEST. In addition to earning 75% of its gross income from the sources listed above, at least an additional 20% of the Company's gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term "interest" (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

       FAILING THE 75% OR 95% TESTS; REASONABLE CAUSE. As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources (such as brokerage commissions or other fees for services rendered) the Company may receive certain types of such income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and such income and other nonqualifying income (including Related Party Tenant Rent, as discussed above) are expected to be at all times less than 5% of the Company's annual gross income. While the Company does not anticipate that it will earn substantial amounts of nonqualifying income, if nonqualifying income exceeds 5% of the Company's gross income, the Company could lose its status as a REIT. The Company may establish subsidiaries of which the Company will hold less than 10% of the Voting Stock to hold assets generating non-qualifying income. The gross income generated by these subsidiaries would not be included in the Company's gross income. However, dividends from such subsidiaries to the Company would be included in the Company's gross income and qualify for the 95% income test.

       If the Company fails to meet either the 75% or 95% income tests during a taxable year, it may still qualify as a REIT for that year if (i) it reports the source and nature of each item of its gross income in its federal income tax return for that year; (ii) the inclusion of any incorrect information in its return is not due to fraud with intent to evade tax; and
(iii) the failure to meet the tests is due to reasonable cause and not to willful neglect. However, in that case the Company would be subject to a 100% tax based on the greater of the amount by which it fails either the 75% or 95% income tests for such year. See "-- Taxation of the Company as a REIT."

       30% INCOME TEST. The Company also must earn less than 30% of its gross income from the sale or other disposition of: (i) real property and loans secured by real property held for less than four years (other than foreclosure property and involuntarily conversions), (ii) stock or securities held by the Company for less than one year and (iii) property in a prohibited transaction. The 30% income test does not have a reasonable cause exception as do the 75% and 95% income tests. Consequently, a failure to meet the 30% income test would terminate the Company's status as a REIT. Because the Company expects to hold its assets for long-term investment and does not anticipate selling them within four years, the Company expects to comply with this requirement. The Tax Act repeals the 30% gross income test for taxable years beginning after its enactment on August 5, 1997. Thus, the 30% gross income test will apply only to the Company's taxable year ending December 31, 1997.

       CHARACTER OF ASSETS OWNED. On the last day of each calendar quarter, the Company also must meet two tests concerning the nature of its investments. First, at least 75% of the value of the total assets of the Company generally must consist of real estate assets, cash, cash items (including receivables) and government securities. For this purpose, "real estate assets" include interests in real property, interests in loans secured by mortgages on real property or by certain interests in real property, shares in other REITs and certain options, but exclude mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date the Company receives the new capital. Second, although the balance of the Company's assets generally may be invested without restriction, the Company will not be permitted to own (i) securities of any one non-governmental issuer that represent more than 5% of the value of the Company's total assets or (ii) more than 10% of the outstanding voting securities of any single issuer. A REIT, however, may own 100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership.

       The Company anticipates that it will comply with these asset tests. While some portion of its assets initially may be invested in qualifying temporary debt investments, substantially all of the Company's investments will be in properties which should represent qualifying real estate assets.

       ANNUAL DISTRIBUTIONS TO STOCKHOLDERS. To maintain REIT status, the Company generally must distribute to its stockholders in each taxable year at least 95% of its net ordinary income (capital gain is not required to be distributed). More precisely, the Company must distribute an amount equal to
(i) 95% of the sum of (a) its "REIT Taxable Income" before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on such income, minus (ii) certain limited categories of "excess noncash income" (including as a result of the Tax Act, INTER ALIA, cancellation of indebtedness and original issue discount income). REIT Taxable Income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with certain modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 15 years following the year in which it was incurred.

       A REIT may satisfy the 95% distribution test with dividends paid during the taxable year and with certain dividends paid after the end of the taxable year. Dividends paid in January that were declared during the last calendar quarter of the prior year and were payable to stockholders of record on a date during the last calendar quarter of that prior year are treated as paid on December 31 of the prior year (for both the Company and its stockholders). Other dividends declared before the due date of the Company's tax return for the taxable year (including extensions) also will be treated as paid in the prior year for the Company if they are paid (i) within 12 months of the end of such taxable year and (ii) no later than the Company's next regular distribution payment. Dividends that are paid after the close of a taxable year and do not qualify under the rule governing payments made in January that is described above will be taxable to the shareholders in the year paid, even though they may be taken into account by the Company for a prior year. A nondeductible excise tax equal to 4% will be imposed on the Company for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of
(a) 85% of the Company's "ordinary income" plus (b) 95% of the Company's capital gain net income plus (c) any undistributed income from prior periods.

       The Company will be taxed at regular corporate rates to the extent that it retains any portion of its taxable income (E.G., if the Company distributes only the required 95% of its taxable income, it would be taxed on the retained 5%). Under certain circumstances the Company may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for the Company's funds, or due to timing differences between tax reporting and cash receipts and disbursements (I.E., income may have to be reported before cash is received, or expenses may have to be paid before a deduction is allowed). Although the Company does not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event that such circumstances do occur, then in order to meet the 95% distribution requirement, the Company may cause the Operating Partnership to arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends.

       If the Company fails to meet the 95% distribution requirement because of an adjustment to the Company's taxable income by the IRS, the Company may be able to cure the failure retroactively by paying a "deficiency dividend" (as well as applicable interest and penalties) within a specified period.

       TAXATION OF THE COMPANY AS A REIT. The Company will adopt the calendar year for federal income tax purposes, and will use the accrual method of accounting. For each taxable year in which the Company qualifies as a REIT, it generally will be taxed only on the portion of its taxable income that it retains (which will include any undistributed net capital gain), because the Company will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent such class is entitled to such preference. The Company does not anticipate that it will pay any such preferential dividends. The Articles provide for the automatic exchange of outstanding shares for Excess Stock in circumstances in which the Company's REIT status might otherwise be put into jeopardy (I.E., if a person attempts to acquire a block of shares that would be sufficient to cause the Company to fail the requirement that five or fewer individuals may not own more than 50% of the value of the outstanding shares). Because Excess Stock will represent a separate class of outstanding shares, the fact that those shares will not be entitled to dividends should not adversely affect the Company's ability to deduct its dividend payments.

       Even if it qualifies as a REIT, the Company will be subject to tax in certain circumstances. The Company would be subject to tax on any income or gain from foreclosure property at the highest corporate rate (currently 35%). A confiscatory tax of 100% applies to any net income from prohibited transactions. In addition, if the Company fails to meet either the 75% or 95% source of income tests described above, but still qualifies for REIT status under the reasonable cause exception to those tests, a 100% tax would be imposed equal to the amount obtained by multiplying (i) the greater of the amount, if any, by which it failed either the 75% income test or the 95% income test, times (ii) the ratio of the Company's REIT Taxable Income to the Company's gross income (excluding capital gain and certain other items). The Company also will be subject to the alternative minimum tax on items of tax preference (excluding items specifically allocable to the Company's stockholders). Finally, under regulations that are to be promulgated, the Company also may be taxed at the highest regular corporate tax rate on any built-in gain (I.E., the excess of value over adjusted tax basis) attributable to assets that the Company acquires in certain tax-free corporate transactions, to the extent the gain is recognized during the first ten years after the Company acquires such assets.

       FAILURE TO QUALIFY AS A REIT. For any taxable year in which the Company fails to qualify as a REIT and certain relief provisions do not apply, it would be taxed at regular corporate rates on all of its taxable income. Distributions to its stockholders would not be deductible in computing that taxable income, and distributions would no longer be required to be made. Any corporate level taxes generally would reduce the amount of cash available to the Company for distribution to its stockholders and, because the stockholders would continue to be taxed on the distributions they receive, the net after tax yield to the shareholders from their investment in the Company likely would be reduced substantially. As a result, the Company's failure to qualify as a REIT during any taxable year could have a material adverse effect upon the Company and its stockholders. If the Company loses its REIT status, unless certain relief provisions apply, the Company will not be eligible to elect REIT status again until the fifth taxable year which begins after the first year for which the Company's election was terminated.

       TAXATION OF STOCKHOLDERS. Distributions generally will be taxable to stockholders as ordinary income to the extent of the Company's earning and profits. Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year are generally treated as if received by the stockholders on December 31 of the calendar year during which they were declared. Distributions paid to stockholders will not constitute passive activity income, and as a result generally cannot be offset by losses from passive activities of a stockholder who is subject to the passive activity rules. Distributions designated by the Company as capital gains dividends generally will be taxed as long term capital gains to stockholders to the extent that the distributions do not exceed the Company's actual net capital gain for the taxable year. Corporate stockholders may be required to treat up to 20% of any such capital gains dividends as ordinary income. The Tax

Act provides that beginning with the taxable year ended December 31, 1998, if the Company elects to retain and pay income tax on any net long-term capital gain, stockholders of the Company would include in their income as long-term capital gain their proportionate share of such net long-term capital gain. Such stockholders would receive a credit for such stockholder's proportionate share of the tax paid by the Company on such retained capital gains and an increase in basis in the stock of the Company in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax paid by the Company. Distributions by the Company, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations. Stockholders are not permitted to deduct losses or loss carry-forwards of the Company. Future regulations may require that the stockholders take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of the Company.

       The Company may generate cash in excess of its net earnings. If the Company distributes cash to stockholders in excess of the Company's current and accumulated earnings and profits (other than as a capital gain dividend), the excess cash will be deemed to be a return of capital to each stockholder to the extent of the adjusted tax basis of the shareholder's shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares of stock. A stockholder who has received a distribution in excess of current and accumulated earnings and profits of the Company may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss.

       Generally, gain or loss realized by a stockholder upon the sale of Common Stock will be reportable as capital gain or loss. If a stockholder receives a long-term capital gain dividend from the Company and has held the shares of stock for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss, to the extent of the corresponding long-term capital gain dividend received.

       In any year in which the Company fails to qualify as a REIT, the stockholders generally will continue to be treated in the same fashion described above, except that none of the Company dividends will be eligible for treatment as capital gains dividends, corporate stockholders will qualify for the dividends received deduction and the stockholders will not be required to report any share of the Company's tax preference items.

       BACKUP WITHHOLDING. The Company will report to its stockholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a stockholder is subject to backup withholding, the Company will be required to deduct and withhold from any dividends payable to that stockholder a tax of 31%. These rules may apply (i) when a stockholder fails to supply a correct taxpayer identification number, (ii) when the IRS notifies the Company that the stockholder is subject to the rules or has furnished an incorrect taxpayer identification number, or (iii) in the case of corporations or others within certain exempt categories, when they fail to demonstrate that fact when required. A stockholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the stockholder's federal income tax liability. The Company also may be required to withhold a portion of capital gain distributions made to stockholders who fail to certify their non-foreign status to the Company.

       TAXATION OF TAX EXEMPT ENTITIES. In general, a tax exempt entity that is a stockholder of the Company will not be subject to tax on distributions from the Company or gain realized on the sale of shares. In Revenue Ruling 66-106, the IRS specifically confirmed that a REIT's distributions to a tax exempt employees' pension trust did not constitute unrelated business taxable income ("UBTI"). A tax exempt entity may be subject to UBTI, however, to the extent that it has financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code. The Revenue Reconciliation Act of 1993 has modified the rules for tax exempt employees' pension and profit sharing trusts which qualify under Section 401(a) of the Code and are exempt from tax under

Section 501(a) of the Code ("qualified trusts") for tax years beginning after December 31, 1993. Under the new rules, in determining the number of stockholders a REIT has for purposes of the "50% test" described above under "--REIT Qualification-- Share Ownership; Reporting," generally, any stock held by a qualified trust will be treated as held directly by its beneficiaries in proportion to their actuarial interests in such trust and will not be treated as held by such trust.

       A qualified trust owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as UBTI. The percentage is determined by dividing the REIT's gross income (less direct expenses related thereto) derived from an unrelated trade or business for the year (determined as if the REIT were a qualified trust) by the gross income of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the change in the 50% test discussed above and if the trust is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT. The Company does not expect to meet either of the requirements.

       For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in the Company will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the unrelated business taxable income generated by the investment in the Company. These prospective investors should consult their own tax advisors concerning the "set aside" and reserve requirements.

       TAXATION OF FOREIGN INVESTORS. The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex and no attempt will be made herein to provide more than a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in shares of Common Stock, including any reporting requirements, as well as the tax treatment of such an investment under the laws of their home country.

       Dividends that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such dividends ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the dividend unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Common Stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a United States trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates, in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a stockholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Stockholder unless (i) the Non-U.S. Stockholder files on IRS Form 1001 claiming that a lower treaty rate applies or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the dividend is effectively connected income. Dividends in excess of current and accumulated earnings and profits of the Company will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's shares, but rather will reduce the adjusted basis of such shares. To the extent that such dividends exceed the adjusted basis of a Non-U.S. Stockholder's shares of stock, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his shares, as described below. If it cannot be determined at the time a dividend is paid whether or not such dividend will be in excess of current and accumulated earnings and profits, the dividends will be subject to such withholding. The Company does not intend to make quarterly estimates of that portion of dividends that are in excess of earnings and profits, and, as a result, all dividends will be subject to such withholding. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS.

       For any year in which the Company qualifies as a REIT, dividends that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, those dividends are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a United States business. Non-U.S. Stockholders would thus be taxed at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, dividends subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder not entitled to treaty exemption. The Company is required by the Code and applicable Treasury Regulations to withhold 35% of any dividend that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

       Gain recognized by a Non-U.S. Stockholder upon a sale of shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the shares was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and therefore the sale of shares will not be subject to taxation under FIRPTA. Because the shares of Common Stock will be publicly traded, however, no assurance can be given that the Company will remain a "domestically controlled REIT." However, gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) investment in the shares of Common Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (and may also be subject to the 30% branch profits tax in the case of a corporate Non-U.S. Stockholder, or (ii) the Non-U.S. Stockholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the Company were not a domestically controlled REIT, whether or not a Non-U.S. Stockholder's sale of shares of Common Stock would be subject to tax under FIRPTA would depend on whether or not the shares of Common Stock were regularly traded on an established securities market (such as the NYSE) and on the size of selling Non-U.S. Stockholder's interest in the Company. If the gain on the sale of shares were to be subject to taxation under FIRPTA, the Non-U.S. Stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals) and the purchaser of such shares of Common Stock may be required to withhold 10% of the gross purchase price.

       Upon the death of a foreign individual stockholder, the investor's shares will be treated as part of the investor's U.S. estate for purposes of the U.S. estate tax, except as may be otherwise provided in an applicable estate tax treaty.

       STATE AND LOCAL TAXES. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                                    LEGAL MATTERS

       The validity of the Offered Securities issued hereunder, as well as legal matters described under "Federal Income Tax Considerations," will be passed upon for the Company by Winstead Sechrest & Minick P.C., Dallas, Texas, and certain legal matters will be passed upon for any underwriters, dealers or agents by the counsel named in the applicable Prospectus Supplement. Winstead Sechrest & Minick P.C. will rely as to certain matters of Maryland law on the opinion of Piper & Marbury L.L.P., Baltimore, Maryland.


                                       EXPERTS

       The consolidated financial statements of the Predecessor as of December 31, 1996 and 1995, the related consolidated statements of income, partners' capital and cash flows for each of the three years in the period ended December 31, 1996 which are incorporated herein by reference from the Predecessor's Annual Report on Form 10-K and the balance sheet of the Company as of February 4, 1997, which is incorporated herein by reference from the Company's Current Report on Form 8-K dated August 22, 1997, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting auditing.

       The financial statements listed below of the following entities which are incorporated herein by reference from the Predecessor's Current Report on Form 8-K dated August 21, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing:
(i) Charleston's of Norman, Inc. Statement of Revenues and Certain Expenses for the fifty-two week period ended March 23, 1997; (ii) Statement of Revenues and Certain Expenses of the Property Sold to U.S. Restaurant Properties Master L.P. by David E. Rodgers - Trustee for the year ended December 31, 1996;
(iii) Statement of Revenues and Certain Expenses of Magazine Company Property Sold to U.S. Restaurant Properties Master L.P. for the year ended December 31, 1996; (iv) Statement of Revenues and Certain Expenses of Ribbit Holdings, Inc. Property Sold to U.S. Restaurant Properties Master L.P. for the nine months ended June 30, 1997; (v) Combined Statement of Revenues and Certain Expenses of Selected Properties Sold to U.S. Restaurant Properties Master L.P. (Taco Cabana Acquisition) for the year ended December 31, 1996; (vi) Combined Statement of Revenues and Certain Expenses of BCL II, L.P. Properties Sold to U.S. Restaurant Properties Master L.P. for the year ended December 31, 1996; and (vii) Combined Statement of Revenues and Certain Expenses of Selected Properties Sold to U.S. Restaurant Properties Master L.P. (Midon Acquisition) for the year ended December 31, 1996.

       The financial statements listed below of the following entities which are incorporated herein by reference from the Predecessor's Current Report on Form 8-K dated April 14, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports which are incorporated by reference herein and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing: (i) Combined Statement of Revenues and Certain Expenses of RR Restaurant 1986-1 Properties Sold to U.S. Restaurant Properties Master L.P. for the year ended December 31, 1996; (ii) Selected Properties Sold to U.S. Restaurant Properties Master L.P. (Bruegger's Acquisition) for the year ended December 31, 1996; and (iii) Statement of Revenues and Certain Expenses of Tulip Properties Limited Property Sold to U.S. Restaurant Properties Master L.P. for the year ended December 31, 1996.

       The audit of the Statement of Revenues and Direct Operating Expenses Applicable to Seventy-Five Arby's Restaurant Properties Acquired by U.S. Restaurant Properties Master L.P. for the year ended December

28, 1996 which has been incorporated herein by reference from the Predecessor's Current Report on Form 8-K dated April 14, 1997, has been audited by Coopers & Lybrand L.L.P., independent auditors, as stated in their reports and included and incorporated herein by reference, and have been so included and incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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--------------------------------------------------------------------------------

       No person has been authorized to give any information or to make any representations in connection with the offering of securities made hereby other than those contained in this Prospectus Supplement or the accompanying Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or Morgan Keegan. Neither the delivery of this Prospectus Supplement or the accompanying Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which they relate. The Prospectus Supplement and the accompanying Prospectus do not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                                   ---------------

                                  TABLE OF CONTENTS

                                                                                 Page
                                PROSPECTUS SUPPLEMENT


Prospectus Supplement Summary. . . . . . . . . . . . . . . . . . . . . . . . .    S-3
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    S-6
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-14
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-14
Business and Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-17
Underwriting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-18
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-19
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   S-19

                                      PROSPECTUS

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
Incorporation of Certain Documents by Reference. . . . . . . . . . . . . . . . .    3
Forward-Looking Information. . . . . . . . . . . . . . . . . . . . . . . . . . .    3
The Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
Ratio of Earnings to Fixed Charges . . . . . . . . . . . . . . . . . . . . . . .    5
Description of Common Stock. . . . . . . . . . . . . . . . . . . . . . . . . . .    6
Description of Common Stock Warrants . . . . . . . . . . . . . . . . . . . . . .    7
Description of Preferred Stock . . . . . . . . . . . . . . . . . . . . . . . . .    8
Description of Depositary Shares . . . . . . . . . . . . . . . . . . . . . . . .   14
Restrictions on Transfers of Capital Stock . . . . . . . . . . . . . . . . . . .   18
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
Federal Income Tax Considerations. . . . . . . . . . . . . . . . . . . . . . . .   21
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   30

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                  165,000 SHARES


                                   U.S. Restaurant
                                   Properties, Inc.


                                     Common Stock



                              -------------------------

                                PROSPECTUS SUPPLEMENT

                              -------------------------


                                   MORGAN KEEGAN &
                                    COMPANY, INC.



                                 -------------------


                                  September 17, 1998


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